UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

Leslie’s, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CORPORATE GOVERNANCE

2026

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

LETTER FROM THE CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

Dear Fellow Shareholders,

On behalf of the Board of Directors of Leslie’s, Inc. (“Leslie’s” or the “Company”), I am pleased to invite you to our 2026 Annual Meeting of Shareholders, to be held on March [24], 2026. This proxy statement contains important information regarding the matters to be considered at the meeting, and the Board’s recommendations with respect to each proposal.

The Board’s primary responsibility is to provide rigorous oversight of management and to act in the best interests of the Company and you, our valued shareholders. I’d like to emphasize that the Board’s priorities have not changed: maintaining a strong governance framework that promotes independent judgment, accountability, and alignment with long-term value creation for our shareholders.

During the past year, the Board has devoted significant time and attention to:

•	Oversight of strategy and risk in a dynamic competitive environment, including management’s execution of the Company’s long-term plan;

•	Leadership and succession planning to ensure continuity and depth across the organization; and

•	Governance and shareholder engagement, including consideration of stockholder feedback and evolving governance best practices.

We believe that the proposals presented in this proxy statement support and strengthen effective governance and position the Company for continued success.

Accordingly, the Board unanimously recommends that you vote FOR each of the Board-supported proposals.

Your vote is important, regardless of the number of shares you own. We encourage you to review the proxy materials carefully and to submit your vote as promptly as possible. Thank you for your continued trust and investment in Leslie’s.

Dear Fellow Shareholders,

Thank you for your continued support of Leslie’s, Inc. (“Leslie’s” or the “Company”). As we approach our 2026 Annual Meeting of Shareholders, I would like to reflect on our strategic priorities and outline how management is positioning the Company for sustainable long-term value creation. Over the past year, we have remained focused on executing our strategy amid a dynamic operating environment.

A little over one year ago, when I had the pleasure of accepting this role, we established a clear vision for Leslie’s to be pool owners’ “One Stop for Pool Care” with key pillars of performance as a foundation. We spent time categorizing our advantages and our challenges to advance key initiatives, retain current customers and grow our customer file, so that we serve our customers as well as you, our shareholders, with discipline and accountability.

Our priorities remain clear:

•	Driving profitable growth with clear customer focus and disciplined execution;

•	Driving efficiency while maintaining appropriate investment in our people, systems, and infrastructure;

•	Managing risk prudently while preserving financial flexibility; and

•	Creating long-term shareholder value aligned with the interests of our customers, employees, and communities.

We also continue to emphasize a culture of integrity, accountability, and performance. Our leadership team is committed to executing with urgency and precision, balancing short term actions and outcomes with long term results.

The proposals described in this proxy statement are important to the continued effective governance and oversight of the Company. I encourage you to review the materials carefully and to vote your shares in advance of the Annual Meeting.

On behalf of the entire management team, thank you for your confidence in Leslie’s. We value your commitment and support and look forward to updating you on our progress in the year ahead.

Yours Sincerely,		Yours Sincerely,
	John Strain Chairman 2005 East Indian School Road Phoenix, Arizona 85016 January [●], 2026		Jason McDonell Chief Executive Officer 2005 East Indian School Road Phoenix, Arizona 85016 January [●], 2026

Proxy Statement and Annual Meeting Report 2026

Notice of Annual Meeting of Shareholders

DATE AND TIME Tuesday, March [24], 2026 12:00 p.m. Eastern Time	WHO CAN VOTE Shareholders of record as of 5:00 p.m. Eastern Time on January [●], 2026, will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof.
LOCATION Online via live audiocast on www.proxypush.com/LESL

VOTING ITEMS

Proposals		Board Vote Recommendation	For Further Details

1.	Election of three Class II directors and one Class III director, as named in this Proxy Statement	“FOR” each director nominee listed in Proposal 1	Page 20

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026	“FOR”	Page 30

3.	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 33

4.	Approval of amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements	“FOR”	Page 53

5.	Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan	“FOR”	Page 56

Shareholders will also transact any other business that may be properly presented at the Annual Meeting. This Proxy Statement is first being made available to our shareholders on or about January [●], 2026.

The purpose of the Annual Meeting is to consider and take action on the proposals stated above and more thoroughly discussed in the proxy materials. We are holding the Annual Meeting in a virtual-only format this year. To attend the Annual Meeting online, vote or submit questions during the meeting, shareholders of record will need to go to the meeting website listed above and log in using their 16-digit control number included on their proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting or, otherwise, contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:30 p.m. Eastern Time on the date specified above and at the Company’s address specified below solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Company’s Investor Relations page at https://ir.lesliespool.com/.

We encourage you to review these proxy materials and vote your shares before the Annual Meeting, your vote is important.

By Order of the Board of Directors,

Benjamin Lindquist

Senior Vice President, General Counsel and Corporate Secretary

2005 East Indian School Road

Phoenix, Arizona 85016

January [●], 2026

Whether or not you expect to participate in the virtual annual meeting, please vote as promptly as possible in order to ensure your representation at the annual meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

HOW TO VOTE

INTERNET www.proxypush.com/LESL	TELEPHONE 1-866-286-3497	MAIL Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH [24], 2026

The notice, Proxy Statement, and 2025 Annual Report on Form 10-K are available at www.proxydocs.com/LESL.

Proxy Statement and Annual Meeting Report 2026

Proxy Statement and Annual Meeting Report 2026	i

ii Leslie’s, Inc.

FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “may,” “will,” “likely,” “anticipates,” “believes,” “expects,” “estimates,” “future,” “intends,” “continue,” “maintain,” “remain,” “goal,” “target,” “recurring,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our fiscal year 2025 Annual Report on Form 10-K. Our forward-looking statements speak only as of the date of this document or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals (including environmental and diversity and inclusion matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments, goals or targets or establish new ones to reflect changes in our business, operations or plans.

This document includes references to websites, website addresses and materials found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this document are not incorporated by reference into this document or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only.

Proxy Statement and Annual Meeting Report 2026	iii

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING DATE AND TIME March [24], 2026, at 12:00 p.m. Eastern Time	LOCATION www.proxypush.com/LESL	RECORD DATE January [●], 2026

Voting Matters		Board’s Vote Recommendations	For Further Information

PROPOSAL 1	Election of three Class II directors and one Class III director, as named in this Proxy Statement	“FOR” each director nominee listed in Proposal 1	Page 20

PROPOSAL 2	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026	“FOR”	Page 30

PROPOSAL 3	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 33

PROPOSAL 4	Approval of amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements	“FOR”	Page 53

PROPOSAL 5	Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan	“FOR”	Page 56

COMPANY OVERVIEW AND BUSINESS STRATEGY

Founded in 1963 by Phil Leslie Jr. in Southern California, the Company today known simply as “Leslie’s” has over six decades of disruptive retail innovation in the $15 billion U.S. pool and spa care industry. Today, we are the largest and most trusted direct-to-consumer brand in our segment, serving residential consumers and pool professionals, and many of the largest commercial property operators in the country. With approximately 950 retail locations, an integrated, digitally forward omnichannel strategy, and a horizontally integrated, nationwide ecosystem under the Leslie’s and In the Swim® brands, among others, we have built a market-leading share of residential aftermarket product spend, based on 2024 industry analyst reports, and a physical network larger than the sum of our 20 largest competitors. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, manufacturer certified installation and repair services, and in some markets, weekly pool maintenance services. Our dedicated, knowledgeable team of associates, pool and spa care experts, and experienced service technicians, are passionate about empowering every single Leslie’s customer with the knowledge, products, and solutions necessary to confidently maintain and thoroughly enjoy their pools and spas. The considerable scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service nearly every pool and spa in the continental United States.

Proxy Statement and Annual Meeting Report 2026	1

PROXY STATEMENT SUMMARY

We operate primarily in the pool and spa aftermarket industry, a fundamentally attractive category in retail, given its scale, historical predictability, and growth outlook. More than 85% of our product assortment is comprised of non-discretionary products essential to the care of residential and commercial pools and spas. This includes chemicals, new and replacement parts, cleaning and maintenance equipment, safety, recreational, and fitness-related products. We also offer important essential services, such as equipment installation and repair for residential and commercial customers. We have relationships with professional pool operators from major hotel and apartment owners to municipal, county and state governments, all the way to sole proprietors. In addition to a strong consumer and commercial retail and service presence, we operate a wholesale specialty pool and spa parts distribution business, giving us unique access to hard-to-find specialty parts; an integrated manufacturing plant, giving us vertical scale and competitive cost on parts of our chemical assortment; and a regionally located, hub-and-spoke distribution system throughout the continental United States.

We offer complimentary, commercial-grade in-store water testing and analysis via our proprietary AccuBlue® system, leading to increased consumer engagement, conversion, basket size, and loyalty, resulting in higher lifetime value. Our water treatment expertise is powered by data and intelligence accumulated from the millions of water tests we have performed over the years, positioning us as the most trusted water treatment service provider in the recreational pool and spa industry. We then brought AccuBlue® direct to pool owners’ backyards with AccuBlue Home®, a pioneering app-enabled water testing device. These differentiated capabilities allow us to meet the needs of any pool and spa owner, whether they care for their pool or spa themselves or rely on a professional, whenever, wherever, and however they choose to engage with us.

SUSTAINABILITY

Leslie’s strives to make a positive difference for all of our stakeholders – including our customers, associates, shareholders, and the communities we serve. Our business strategy integrates sustainability and efficiency and our fundamental focus is on delivering total solutions for pool and spa owners and our professional customer base. In fact, we believe that supporting the interests of all of our stakeholders is the foundation upon which we can build improved performance and strong financial results.

The actions and accomplishments presented in our annual Sustainability Reports, on our website, demonstrate how we work to prioritize and manage key sustainability risks and opportunities. We believe that by dedicating the necessary attention and resources to internal programs and processes, we can enhance Leslie’s operational and reporting performance.

Sustainability and Social Responsibility

Sustainability and social responsibility oversight has been a focus area for us since we became a public company in October 2020. From the outset, our Board of Directors (“Board”) has set sustainability and social responsibility priorities across our business units and through our management team. The responsibilities of the Board’s Nominating and Corporate Governance Committee include reviewing and monitoring sustainability and social responsibility matters and is reflected in the Committee’s Charter. Our sustainability and social responsibility oversight structure includes:

•	Board: Governs and supports our corporate strategy and decision-making to confirm alignment with our mission, values, and strategy.

•	Board Committees: Remain informed and advise the Board on matters within their specific areas of expertise, such as cybersecurity, human capital management and supply chain matters, among others.

•	Sub-Committee of the Nominating and Corporate Governance Committee: Oversees the establishment, review, and observation of our sustainability priorities and outreach.

•	Management Team: Monitors and implements our strategies, policies, programs, and procedures and reports to the Board and its committees.

•	SVP & General Counsel: Oversees sustainability policy and implementation.

2 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

Environmental, Health, and Safety Management

Our highest operational priority is to have Leslie’s products and services offer safe and enjoyable experiences for our customers and associates. We seek to take a preventative and systematic approach to health and safety matters and to instill a culture of safety across the Company. We strive to emphasize and demonstrate our collective responsibility as members of the communities we work in, play in, and serve.

We also believe that our manufacturing and distribution centers, offices, and retail stores, and the logistical decisions we make, each uniquely contribute to our resource use. Over the years, we have endeavored to improve our operational efficiencies by considering ways to enhance our monitoring programs and implement practices that reduce our impact. Leslie’s environmental management approach supports and supplements our compliance efforts by setting and achieving goals to reduce our environmental footprint in a holistic way.

Measures we have undertaken to understand our environmental impact include expanding our environmental monitoring program to include waste and an enhanced list of Scope 3 greenhouse gas (“GHG”) emissions alongside our current water, energy, and Scope 1 and 2 GHG emissions reporting. We aim to continue to align our reporting with leading frameworks including the Sustainable Accounting Standards Board standards and the United Nations Sustainable Development Goals.

Sustainable Products and Supply Chain

We strive to create backyard moments that are safe and enjoyable for people and the planet through the products we offer, the awareness we raise, the partners we engage, and even the packaging practices we apply. By monitoring and setting expectations within our supply chain, we aim to maintain and expand responsible practices throughout our day-to-day operations. In collaboration with our vendor partners, we strive to provide new innovative products that improve energy and water conservation and reduce chemical consumption.

Community Engagement and Water Safety

Each day, we are inspired to serve others through the products we offer and the services we provide. We help dedicated pool owners meet their needs and build lasting backyard memories. We raise awareness and educate the public on proper water safety, and we support and partner with our local and national communities to make a difference in peoples’ lives. Guided by our Philanthropic Council and Charitable Foundation, we give back both in and out of the water.

Leslie’s philanthropic pursuits are guided by four core pillars and their respective pillar partners: (i) water safety and community: YMCA and Boys & Girls Club; (ii) social responsibility: NAACP; (iii) health and wellness: St. Jude Children’s Research Hospital; and (iv) disaster relief: American Red Cross. Leslie’s Philanthropy Council oversees philanthropic programs and Leslie’s Charitable Foundation. Programs Leslie’s has supported include drowning education campaigns with the American Red Cross and Boys & Girls Club, an annual charity dinner with St. Jude Children’s Hospital, a sickle-cell awareness blood drive and disaster relief support for local communities.

HUMAN CAPITAL MANAGEMENT

As of October 4, 2025, we employed approximately 3,790 employees. Of these employees, approximately 2,990 work within our physical network, approximately 210 work as in-field service technicians, approximately 360 work in our corporate office, and approximately 230 work in our distribution centers. We believe that we have good relations with our employees. None of our employees are currently covered under any collective bargaining agreements.

Our voluntary turnover rate over the past twelve months was 18% for corporate employees, and for all non-corporate roles including field team members, the turnover rate was 23%. In August 2025, we completed our annual employee engagement survey. Our commitment to culture was reflected in a 3% increase in active engagement since the last survey. The strength of our leadership team was made evident in an 87% favorable score on overall leadership effectiveness, which is a compilation of six survey questions each employee answers to rate his or her direct supervisor’s performance. The executive leadership team prioritized the clarity of our strategic plan and delivery of that plan through an all-leadership summit, resulting in 86% of team members reporting that they feel clear on the goals, objectives, and strategy of the Company (a 2% increase from the prior survey).

Proxy Statement and Annual Meeting Report 2026	3

PROXY STATEMENT SUMMARY

DIRECTOR NOMINEES

The following provides summary information about each Class II director nominee up for election at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”).

	Age	Other Public Boards	Committee Memberships
Name and Occupation			AC	CC	NCGC

Seth Estep EVP, Chief Merchandising Officer, Tractor Supply Company	46	0

Lorna Nagler Board Chair, Ulta Beauty	69	1

John Strain Chairman, Former Chief Digital and Technology Officer, Gap, Inc.	57	0

The following provides summary information about the Class III director nominee up for election at the 2026 Annual Meeting.

	Age	Other Public Boards	Committee Memberships
Name and Occupation			AC	CC	NCGC

John Hartmann Independent Director, Boyd Group Services, Inc.	62	1

Seth Estep currently serves on the Board and was last elected by our shareholders at the 2024 annual meeting of shareholders. Lorna Nagler currently serves on the Board and was last elected by our shareholders at the 2025 annual meeting of shareholders. John Strain currently serves on the Board and was last elected by our shareholders at the 2023 annual meeting of shareholders. John Hartmann was identified as a new director candidate by a search that was conducted by the Nominating and Corporate Governance Committee and elected as a director by the Board in 2026.

4 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

ALL OTHER DIRECTORS

The following provides summary information about all other directors not up for election at the Annual Meeting, as of January 7, 2026. In 2023, we commenced the declassification of our Board with the implementation of our Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with the Certificate of Incorporation, Class II directors with terms expiring at this Annual Meeting will stand for re-election to a one-year term at this Annual Meeting (Mr. Hartmann, as a Class III director, will stand for election for a one-year term). Current Class I directors were last elected by shareholders at the 2025 Annual Meeting to serve a two-year term. Current Class III directors were last elected by shareholders at the 2024 Annual Meeting to serve a three-year term. Beginning with our 2027 Annual Meeting, all directors will stand for election for one-year terms.

	Age	Class	Other Public Boards	Committee Memberships
Name and Occupation				AC	CC	NCGC

Yolanda Daniel Former VP Finance, Federal Reserve Bank of Chicago	59	I	0

Jason McDonell CEO, Leslie’s, Inc.	52	I	0

Maile Naylor Former Investment Officer, MFS Investment Management	52	I	2

Susan O’Farrell Former CFO, BlueLinx Holdings, Inc.	62	III	2

Claire Spofford (1) Former CEO and President, J. Jill	64	III	1

AC – Audit Committee CC – Compensation Committee NCGC – Nominating and Corporate Governance Committee Independent Independent Chairman	Chair Member Audit Committee Financial Expert
(1) Claire Spofford was appointed to the board of directors of MillerKnoll (NASDAQ: MLKN) on January 16, 2026.

Proxy Statement and Annual Meeting Report 2026	5

PROXY STATEMENT SUMMARY

BOARD SNAPSHOT
(as of January 7, 2026)

SKILLS AND EXPERIENCE
(as of January 7, 2026)

SKILLS AND EXPERIENCE	Daniel	Estep	Hartmann	McDonell	Nagler	Naylor	O’Farrell	Spofford	Strain

Governance/Risk Management	●	●	●	●	●		●	●	●

Finance/Accounting	●	●	●			●	●		●

Brand and Consumer Marketing		●	●	●	●			●

Digital Commerce and Marketing		●	●	●	●			●	●

Retail/Merchandising		●	●	●	●		●	●	●

Strategic Management	●	●	●	●	●		●	●	●

Supply Chain	●	●	●	●	●		●

Public Company Experience	●	●	●	●	●	●	●	●	●

Investor Relations			●			●		●

Information Technology and Cyber Security			●				●		●

Human Capital Management		●	●	●	●		●	●	●

Senior Leadership	●	●	●	●	●	●	●	●	●

Sustainability	●		●					●

BACKGROUND

Gender ● Male O Female	O	●	●	●	O	O	O	O	●

African American or Black	●
Hispanic or Latinx
Asian						●
White		●	●	●	●		●	●	●

6 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

Skills and Experience Categories

Governance/Risk Management	Supports our objective to have corporate governance and risk management practices that reflect industry best practices

Finance/Accounting	Important to oversee and understand our financial statements, capital structure and internal controls

Brand and Consumer Marketing	Important as marketing and communications are critical to building and expanding our market share

Digital Commerce and Marketing	Important in overseeing the development of our multi-channel strategy

Retail/Merchandising	Important in understanding our industry, business needs and strategic goals

Strategic Management	Important in implementing our goals and aligning on long-term business investments and objectives and our capital allocation

Supply Chain	Important to oversee upstream and downstream structure and design of the supply chain, all of which are critical to our strategic goals

Public Company Experience	Important to oversee the workings of a public company

Investor Relations	Important as to help build and maintain investor trust and confidence

Information Technology and Cyber Security	Important as we assess our technology and cybersecurity needs, along with the needs of our customers, among other reasons to protect our customers’ data

Human Capital Management	Important to oversee our significant associate base that is growing, so that we place the best investments in our associates

Senior Leadership	Important as leadership experience can provide insight on business operations, growth and culture

Sustainability	Helpful in our work as a values driven organization

CORPORATE GOVERNANCE HIGHLIGHTS

•	The Board consists of a diverse mix of individuals with distinctive skills and experience

•	Separate Independent Chairman and Chief Executive Officer

•	Commenced Board declassification in 2023, with classified Board to be phased out by 2027

•	All non-employee Board directors are independent directors

•	Only independent directors sit on Board committees

•	Average director age of 58 years

•	Annual Board and committee self-evaluations

•	Annual director evaluations

•	Executive sessions for independent directors

•	Training and certification for Board directors is encouraged

•	Directors and other designated officers are subject to stock ownership guidelines

•	Consistent outreach with our shareholders related to governance and other matters

•	Hedging/pledging prohibited

Proxy Statement and Annual Meeting Report 2026	7

Corporate Governance

DIRECTOR INDEPENDENCE

Nasdaq listing rules require a majority of a listed company’s Board of Directors to be comprised of independent directors who, in the opinion of the Board of Directors do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our Board has affirmatively determined that no person who served as a director during any part of fiscal year 2025, with the exception of Mr. McDonell, has or had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director (except for Mr. McDonell) is independent under applicable Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director who served during any part of fiscal year 2025 has or had with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Our Board also affirmatively determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committee under Nasdaq listing rules and the rules and regulations established by the Securities and Exchange Commission (“SEC”).

BOARD LEADERSHIP STRUCTURE

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. The Board selects its Chairman and the Chief Executive Officer (“CEO”) in a way it considers is in the best interests of the Company. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined. The Board has determined, however, that whenever the Chairman is not an independent director, the Board shall appoint an independent director to serve as lead independent director.

Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. Our Chairman is John Strain, an independent director.

The Board believes that its programs for overseeing risk, as described under “Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

LEAD INDEPENDENT DIRECTOR

Whenever the chairperson is not an independent director, the Board will designate an independent director to serve as lead independent director. The Lead Independent Director’s responsibilities will include the following:

•	presiding at all meetings of the Board at which the chairperson of the Board is not present, including executive sessions of non-employee directors and independent directors;

•

approving information sent to the Board and overseeing that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;

8 Leslie’s, Inc.

CORPORATE GOVERNANCE

•	consulting with the chairperson of the Board regarding agendas for all meetings of the Board as well as contributing to and approving them;

•	approving Board meeting schedules to provide that there is sufficient time for discussion of all agenda items;

•	serving as a liaison between the chairperson of the Board and the independent directors; and

•	if requested by major shareholders, being available for consultation and direct communication.

In addition, the Lead Independent Director also will have the authority to call meetings of the independent directors.

DIRECTOR NOMINATIONS

In accordance with its charter, the Nominating and Corporate Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and recommends to the Board criteria to be considered in selecting nominees for directors. These inform the committee’s annual evaluation of the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition, and the skills and expertise needed for effective operation of the Board and its committees. The Board and the Nominating and Corporate Governance Committee also seek to include qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience in each pool of candidates from which Board nominees are chosen, and the Nominating and Corporate Governance Committee will include gender and other historically underrepresented groups in such pool of candidates (and instruct any director search firm it engages to do so).

When identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors, officers and shareholders. In addition, the Nominating and Corporate Governance Committee from time to time may engage a third-party search firm to identify or evaluate or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee. The Nominating and Corporate Governance Committee also may engage a third-party to conduct a background check of the candidate. If the Nominating and Corporate Governance Committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described below. The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of such criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Corporate Governance Committee. Shareholders that wish to recommend a director candidate should follow the procedures set forth below under “Communications with Directors,” and shareholders that wish to nominate a director for election to our Board should follow the procedures described under the “Submission of Shareholder Proposals for the 2026 Annual Meeting” heading.

We generally believe it is important for our directors to possess the following qualifications and attributes: educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. In addition, the Board believes that diversity, including gender, race and ethnicity, brings a diversity of viewpoints to the Board that is important to the effectiveness of the Board’s oversight of the Company, and the Board and the Nominating and Corporate Governance Committee also evaluate candidates’ ability to contribute to the Board’s diversity, including with respect to gender, ethnic diversity, and diversity of professional experience, such as whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization. The Board assesses its effectiveness in this regard as part of the annual Board and Board Committee annual self-assessment process described below.

The Nominating and Corporate Governance Committee recommends policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board members described above, are expected to provide the Board with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition-related growth.

Proxy Statement and Annual Meeting Report 2026	9

CORPORATE GOVERNANCE

BOARD AND BOARD COMMITTEES ANNUAL SELF-ASSESSMENTS

On an annual basis, the Board and the Board Committees conduct written self-assessments on their respective performance throughout the past year. These written self-assessments are completed by each Board director and Board Committee member, and then the results are compiled and initially reviewed by the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee. The Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee then review the results with each director and the Committee results with the Chair of the respective Board Committee.

BOARD COMMITTEES

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

In accordance with our Corporate Governance Guidelines, the independent directors meet in executive session without management present on a regularly scheduled basis.

During the fiscal year ended October 4, 2025, the Board held eighteen meetings, and there were eleven meetings of the Audit Committee, six meetings of the Compensation Committee and six meetings of the Nominating and Corporate Governance Committee. All incumbent directors attended at least 75% of Board meetings, both (i) in the aggregate and (ii) for committees on which they served occurring during fiscal year 2025.

Directors are expected to attend the annual meeting of shareholders absent unusual circumstances. All of the then current members of the Board attended the prior year’s annual meeting of the shareholders and the special meeting of the shareholders.

10 Leslie’s, Inc.

CORPORATE GOVERNANCE

AUDIT COMMITTEE
Susan O’Farrell (Chair) Other Members: Yolanda Daniel Maile Naylor

PRINCIPAL RESPONSIBILITIES:

The primary role of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Management of the Company is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles in the United States (“US GAAP”) and establishing and maintaining satisfactory disclosure controls and internal control over financial reporting. The independent public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those consolidated financial statements with US GAAP and expressing an opinion as to the effectiveness of the Company’s internal controls over financial reporting.

We have adopted a committee charter that details the principal functions of the Audit Committee, including:

•

selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

helping to oversee the independence and performance of the independent registered public accounting firm;

•

reviewing financial statements and discussing the scope and results of the independent audit and quarterly reviews with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•

preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•

reviewing the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures, and overseeing procedures for employees to submit concerns anonymously about accounting, internal control, or audit matters;

•

reviewing and approving the function of our internal audit department;

•

reviewing our policies on risk assessment and risk management;

•

reviewing related party transactions; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services and fees, to be performed by the independent registered public accounting firm.

Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. Each member of the Audit Committee is financially literate, and our Board has determined that each of Ms. O’Farrell, Ms. Daniel and Ms. Naylor qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee has established and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to retain counsel and other advisors as it determines necessary to fulfill its duties and responsibilities.

Proxy Statement and Annual Meeting Report 2026	11

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE
Lorna Nagler (Chair) Other Members: Seth Estep Maile Naylor Claire Spofford

PRINCIPAL RESPONSIBILITIES:

The primary role of the Compensation Committee is to assist the Board with the oversight of executive compensation.

We have adopted a committee charter that details the principal functions of the Compensation Committee, including:

•

reviewing, approving and determining, or making recommendations to our Board regarding the compensation of our executive officers;

•

overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;

•

administering our equity compensation plans;

•

reviewing, approving, and making recommendations to our Board regarding incentive compensation and equity compensation plans; and

•

overseeing and making recommendations to our Board regarding the administration of our clawback policy.

The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

The Compensation Committee is comprised of four directors, with each director meeting the Nasdaq independence requirements and all four directors qualify as “non-employee directors” under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Compensation Committee has the authority, in its sole discretion, to retain a compensation consultant, legal counsel or other advisors, and are directly responsible for the compensation, retention terms and overseeing the work of any such advisors.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant for the Compensation Committee and to provide advice in connection with the design of the Company’s 2025 compensation program for directors and executive officers. FW Cook did not provide any other services to the Company or management, and FW Cook only received fees from the Company for the services it provided to the Compensation Committee. The Compensation Committee evaluated FW Cook’s independence under the applicable Nasdaq and SEC standards and concluded that FW Cook was independent of the Company and that its services raised no conflicts of interest. The Company’s Chief Executive Officer, then current Chief Financial Officer, and Chief Retail Operations and Talent Officer were invited to participate in discussions regarding the 2025 compensation program and to give their recommendations, other than with respect to their own compensation.

12 Leslie’s, Inc.

CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Claire Spofford (Chair) Other Members: Yolanda Daniel Seth Estep Lorna Nagler

PRINCIPAL RESPONSIBILITIES:

The primary role of the Nominating and Corporate Governance Committee is to assist the Board with oversight of the director nominations process and the Company’s corporate governance.

We have adopted a committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•

identifying, evaluating, and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;

•

evaluating the performance of our Board and of individual directors;

•

considering and making recommendations to our Board regarding the composition of our Board and its committees;

•

reviewing developments in corporate governance practices;

•

evaluating the adequacy of our corporate governance practices and reporting;

•

developing and recommending to the Board a CEO succession plan; and

•

developing and making recommendations to our Board regarding corporate governance guidelines and matters.

The Board has delegated to the Nominating and Corporate Governance Committee oversight of our sustainability matters. The Nominating and Corporate Governance Committee has a sustainability Sub-Committee which reviews and monitors our sustainability and corporate governance trends and conducts sustainability shareholder outreach.

The Nominating and Corporate Governance Committee may delegate its duties and responsibilities to one or more subcommittees, consisting only of independent directors, as it determines appropriate.

The Nominating and Corporate Governance Committee is comprised of four directors, and each director meets the Nasdaq independence requirements.

The Nominating and Corporate Governance Committee has the authority to retain counsel and other advisors as it determines necessary to fulfill its duties and responsibilities, including search firms to be used to identify director candidates. The Nominating and Corporate Governance Committee is responsible for setting the compensation and retention terms and overseeing the work of any director search firm, outside legal counsel or any other advisors.

Proxy Statement and Annual Meeting Report 2026	13

CORPORATE GOVERNANCE

RISK OVERSIGHT

The Company’s Board actively oversees and monitors the management of the most significant risks that could impact the Company. A core responsibility of the Board is to understand the principal risks associated with the Company’s business on an ongoing basis, and oversee the key risk decisions of management, weighing the appropriate balance between risks and rewards. Each Board Committee oversees different risk categories, as further detailed below. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both receive reports on our risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with members of management as they deem appropriate to review and address the proper management of the Company’s risks. In addition, each committee of the Board considers risks associated with its respective area of responsibility. For information relating to our program to assess, identify, and manage risks from cybersecurity threats, refer to our Annual Report on Form 10-K for the fiscal year ended October 4, 2025.

BOARD

Oversees the key risk decisions of management

AUDIT COMMITTEE

- Reviews and discusses with management the risks faced by the Company and the policies, guidelines, and process by which management assesses and manages the Company's risks, including the Company's financial reporting and control, major financial and cybersecurity risks and the steps management has taken to monitor and mitigate such risks.

COMPENSATION COMMITTEE

- Reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, assist in the oversight of human capital management, including corporate culture, recruiting, retention, and attrition, and to evaluate compensation policies and practices that could mitigate any such risk, and oversees the Company's administration of its clawback policy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

- Oversees risks related to corporate governance, including succession planning regarding the Chief Executive Officer.

MANAGEMENT

Chief Executive Officer, Chief Financial Officer, Chief Retail Operations & Talent Officer, Chief Merchandising & Supply Chain Officer, and SVP, General Counsel & Corporate Secretary, and other members of management, monitor and implement policies for managing the Company's risks, including those related to accounting, financial and legal matters, and report periodically on these matters to the Board and its committees.

Management is responsible for identifying material risks, implementing appropriate mitigation strategies, and ensuring timely communication of these risks to the Board and the Committees. To support effective oversight, management administers a comprehensive Enterprise Risk Management (“ERM”) program designed to integrate risk considerations into strategic and operational decision making.

The Company’s ERM Committee is chaired by the Chief Audit Executive and is comprised of senior leadership representing each of the Company’s functional areas. The ERM Committee meets at least quarterly to discuss enterprise-wide risk, develop mitigation plans, analyze specific issues over the period since the last meeting, and draft and report findings to executive leadership, the Board, and the relevant Committees.

14 Leslie’s, Inc.

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During the fiscal year ended October 4, 2025, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board or Compensation Committee.

COMMUNICATIONS WITH DIRECTORS

Shareholders may contact the Board, including to recommend director candidates, by mailing correspondence “c/o Corporate Secretary” to the Company’s principal offices at 2005 East Indian School Road, Phoenix, Arizona 85016. Correspondence will be forwarded to the respective director, except that director candidate recommendations will be forwarded to the Nominating and Corporate Governance Committee. In addition, the Corporate Secretary reserves the right not to forward advertisements or solicitations, customer complaints, obscene or offensive items, communications unrelated to the Company’s affairs, business or governance, or otherwise inappropriate materials.

BOARD ACCESS TO MANAGEMENT

Directors have full access to officers and key employees of the Company as needed to fulfill their oversight role. While the Board views this practice is essential, directors use their discretion to ensure that access is not disruptive to the business operations of the Company. To that end, members of the management team regularly attend meetings of the Board and are encouraged to schedule presentations to provide additional insight into the items under discussion that may enhance directors’ understanding of key issues affecting the Company’s business and performance.

ONGOING DIRECTOR EDUCATION

The Company is committed to providing an initial orientation to board service to new directors, followed by continuing updates covering such operational, financial, accounting, and legal issues and environmental, social and corporate governance matters as may be appropriate given each Board member’s background, experience and education. As an ongoing aspect of their service, directors are encouraged to propose supplemental educational activities that they view appropriate, including visits to Company facilities, meetings with Company officers, and supplemental information affecting the Company or their role as a director. In addition, the Company regularly retains third party advisors to present to directors on various topics relevant to the Company’s business. During 2025, such presentations included presentations on shareholder activism and fiduciary duties, among others.

SHAREHOLDER ENGAGEMENT

Commitment to Ongoing Shareholder Engagement

We are committed to maintaining regular and meaningful engagement with our shareholders on a year-round basis. We seek to maintain open communication with our shareholders in order to ensure that we understand their perspectives on various topics including our strategy, operations, governance practices, executive compensation, sustainability and other issues that are important to them. This ongoing dialogue is an important part of our governance philosophy and supports informed decision making by our Board and management team.

During 2025, members of our Board and management team engaged with shareholders on numerous occasions. These discussions covered a broad range of topics, including financial results, strategy, operations, executive compensation, and corporate governance. Feedback from these engagement efforts is shared with the Board and management team and informs our approach to strategic planning and oversight in the best interests of the Company and its shareholders.

Proxy Statement and Annual Meeting Report 2026	15

CORPORATE GOVERNANCE

Engagement Program

The Company maintains a structured, year-round shareholder engagement program designed to facilitate ongoing dialogue with shareholders and provide the Board and management with insight into shareholder perspectives on matters of importance to them:

Season	Focus

Winter	The Company releases its proxy statement in advance of its upcoming annual meeting and conducts outreach to institutional investors to discuss proxy related matters, including items to be voted on at the upcoming annual meeting, and to receive shareholder feedback.

Spring	Following the annual meeting, the Board and management team review voting results and shareholder feedback, identify key themes and trends, and consider potential areas of focus for continued engagement and disclosure.

Summer	The Board and its committees consider the results of the annual meeting and shareholder feedback more broadly in connection with ongoing governance and compensation oversight and identify priority topics for shareholder engagement.

Fall	The Board and management team engage with shareholders on selected topics, which may include strategic priorities, corporate governance practices and executive compensation, and consider shareholder perspectives in advance of the next proxy season.

16 Leslie’s, Inc.

GOVERNANCE DOCUMENTS
The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Corporate Governance Guidelines and the Code of Ethics, are available on the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to ir.lesliespool.com and select “Governance Documents” from the “Governance” drop-down menu. Requests for a printed copy should be addressed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.
INSIDER TRADING POLICY AND POLICIES PROHIBITING HEDGING OR PLEDGING
We maintain an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by directors, officers, employees and certain others, such as contractors or consultants who have access to material nonpublic information, as well as their family members and/or controlled entities (collectively, “Covered Persons”). The policy is designed to promote compliance with applicable securities laws that prohibit certain persons who are aware of material nonpublic information about Leslie’s or its business partners from (i) trading in securities of that company or (ii) providing material non-public
information to other persons who may trade on the basis of that information.
Among other things, the Insider Trading Policy prohibits all Covered Persons, including executive officers and directors, from engaging in short sales of the Company’s securities or investing in put options, call options or other derivative securities, such as warrants, stock appreciation rights or similar rights whose value is derived from the equity value of the Company’s common stock. However, exercising and holding employee stock options, RSUs or other equity-based awards granted under the Company’s equity compensation plans is not prohibited.
Further, the policy prohibits all Covered Persons, including executive officers and directors, from engaging in any form of hedging transaction involving the securities of the Company. The policy also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended October 4, 2025.
DIRECTOR OVERBOARDING POLICY
Our Corporate Governance Guidelines require that ordinarily, directors may not serve on the boards of more than four public companies, including the Board, and directors who are executive officers of public companies may not serve on the boards of more than two public company boards, including the Board. In addition, no member of the Audit Committee may serve simultaneously on the audit committees of more than three public companies, including the Company. Throughout the year, we monitor
our directors’ time commitments and in considering each director nominee for appointment or reappointment at the annual meeting of stockholders, the Nominating and Corporate Governance Committee considered each director’s public company leadership positions and other outside commitments to assess the director nominees’ compliance with our overboarding policy. Accordingly, we have determined our director nominees are in compliance with the Company’s policy and none of the director nominees are overboarded. Our Nominating and Corporate Governance Committee reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional investors on an ongoing basis, including with the Nominating and Corporate Governance Committee, as appropriate.

Proxy Statement and Annual Meeting Report 2026	17

CORPORATE GOVERNANCE

DIRECTOR COMPENSATION

The Board reviews the Company’s director compensation program annually with the assistance of FW Cook. Board compensation is reviewed in relation to the same peer group used to benchmark the executive compensation program and with reference to the market median to confirm that directors are paid competitively for their time commitment. The following table sets forth the compensation earned by our non-employee directors for service as a member of the Board for the fiscal year ended October 4, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Yolanda Daniel	90,000	125,000	5,123	220,123

Seth Estep	95,000	125,000	-	220,000

Lorna Nagler	90,000	125,000	-	215,000

Malie Naylor	95,000	125,000	-	220,000

Susan O’Farrell	100,000	125,000	9,664	234,664

Claire Spofford	95,000	125,000	-	220,000

John Strain	150,000	125,000	15,767	290,767

(1)

The amounts in this column reflect the aggregate grant date fair value of the restricted stock units (“RSUs”) granted to our nonemployee directors during the fiscal year, computed in accordance with Accounting Standards Codification 718. The valuation assumptions used in determining such amounts are described in Note 14 – Equity-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 4, 2025. The grant dates for the RSUs for all non-employee directors was March 12, 2025.

(2)

The amounts in this column reflect the portion of health insurance premiums paid by the Company. Only directors who were in place prior to fiscal 2023 are eligible to participate in the health plans generally provided to our executives (provided they pay the same portion of the premiums, related deductibles, and copays as required to be paid by our actively employed executives).

Our non-employee directors are eligible to receive cash compensation for their service on our Board and committees in the form of annual cash retainers as follows.

Position	Retainer ($)

Non-Executive Chairman	150,000

Board Member (other than the Non-Executive Chairman)	75,000

Lead Independent Director	25,000
Audit Committee:
Chairperson	25,000

Committee Member	10,000
Compensation Committee:
Chairperson	15,000

Committee Member	10,000
Nominating and Corporate Governance Committee:
Chairperson	10,000

Committee Member	5,000

18 Leslie’s, Inc.

CORPORATE GOVERNANCE

Equity Compensation

Upon initial election and re-election to our Board, our non-employee directors receive an award of RSUs, with the number of shares determined by dividing $125,000 by the closing price of our common stock on the date of the grant. All RSUs granted to our non-employee directors vest on the earlier of the one-year anniversary date from the grant date or the day prior to the Company’s next annual meeting. For grants made in connection with a director’s initial election or appointment to our Board, the $125,000 dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting.

Expense Reimbursement

Our directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors.

Director Indemnification

Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

Share Ownership

Our Board believes that, in order to more closely align the interests of our non-employee directors with the long-term interests of the Company’s shareholders, all non-employee directors should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of the non-employee director’s retainer. For a non-employee director, the stock ownership multiple is 5x their annual cash retainer. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service. Under the guidelines, non-employee directors are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. As of the record date, all non-employee directors were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

Proxy Statement and Annual Meeting Report 2026	19

Proposal 1: Election of Directors

Our Certificate of Incorporation specifies that the Board currently consists of three classes of directors serving staggered terms until the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”), when the Board will be declassified. There are three Class II directors and one Class III director whose terms of office expire at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated three Class II directors for election at the Annual Meeting to hold office until the 2027 Annual Meeting or until their successors have been duly elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal. Further, based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated one Class III director for election at the Annual Meeting to hold office until the 2027 Annual Meeting of Shareholders or until her successor has been duly elected and qualified, or her earlier death, resignation, retirement, disqualification or removal. In accordance with the Certificate of Incorporation, all directors then serving on the Board, including any directors elected at this Annual Meeting, will stand for election to a one-year term at the 2027 Annual Meeting.

Each of the nominees standing for election at the Annual Meeting has consented to serve as a director, if elected, and all of the nominees are currently directors. We have no reason to believe that any of the nominees will be otherwise unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by the Board, or alternatively, the Board may reduce the size of the Board.

Our Board recommends a vote “FOR” the election of each nominee.

20 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

For each of the four director nominees standing for election, as well as the four other directors with terms expiring at future annual meetings, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

CLASS II NOMINEES FOR ELECTION TO A ONE-YEAR TERM EXPIRING AT THE 2027 ANNUAL MEETING OF SHAREHOLDERS

In 2023, we commenced the declassification of our Board with the implementation of the Certificate of Incorporation. In accordance with the Certificate of Incorporation, directors with terms expiring at our 2026 Annual Meeting will stand for re-election to a one-year term at the 2026 Annual Meeting, and beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Independent Director

AGE 46

Other Public Company Boards	Committees
None	• Nominating and Corporate Governance • Compensation

Director Qualifications

Mr. Estep brings to the Board over 20 years of marketing and merchandising expertise. As a longstanding senior leader with general management experience in a large consumer-oriented organization, he contributes a practical perspective of the challenges and opportunities that the Company faces in both its retail operations and supply chain functions.

Key Skills and Expertise

•	Retail and Merchandising: As Chief Merchandising Officer at Tractor Supply Company, Mr. Estep oversees pricing, product development, and strategy across large, multifaceted retail business divisions. His experience with multi-year merchandising strategies enables the Board to provide oversight on management’s decisions and subsequent effects on margin performance.

•	Operations and Supply Chain: Mr. Estep contributes substantial expertise in global sourcing and distribution processes for complex product categories. His background supports the Board’s oversight of the Company’s operational discipline, cost management, and supply chain effectiveness in executing the Company’s strategy.

Career Highlights

•	Tractor Supply Company (NASDAQ: TSCO) – Executive Vice President and Chief Merchandising Officer; Senior Vice President, General Merchandising (2008–present)

Leads merchandising strategy and transformation initiatives for the largest rural lifestyle retailer in the U.S.

Education

•	M.B.A., Finance, Belmont University

•	B.A., Strategy & Accounting Systems, University of Tennessee, Knoxville

Additional

None

Proxy Statement and Annual Meeting Report 2026	21

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director

AGE 69

Other Public Company Boards	Committees
Ulta Beauty, Inc. (Nasdaq: ULTA)	• Compensation (Chair) • Nominating and Corporate Governance

Director Qualifications

Ms. Nagler contributes to the Board nearly 40 years of retail expertise, including first-hand experience leading a wide variety of retail companies. Her deep understanding of merchandising, operations and strategy, and the consumer industry strengthens the Board’s oversight of customer-focused strategy, marketing, and strategic management.

Key Skills and Expertise

•	Retail and Merchandising: Ms. Nagler brings hands-on leadership experience—including as Chief Executive Officer and president of large-scale retail businesses—that enables her to contribute unique perspectives on the key drivers of business transformation in a consumer-driven retail environment. Her background enhances the Board’s oversight of management decisions around pricing, brand development, and customer relations.

•	Operations and Supply Chain: Ms. Nagler offers key practitioner insights on supply chain management amid dynamic market circumstances. Her background helps the Board guide management in navigating important decisions regarding inventory, supply chain efficiency, and risk management.

•	Governance and Strategy: Drawing on her tenure as a senior executive, as well as her experiences as chair of the board of a Fortune 500 publicly traded retail company, Ms. Nagler provides informed oversight that strengthens the Board’s corporate governance practices and fiduciary oversight of the Company’s strategic direction.

Career Highlights

•	Bealls Department Stores, Inc. – President (2011–2016) Department store specializing in home goods, apparel and accessories

Led the turnaround of the business by stabilizing operations, refocusing merchandising strategy and restoring profitability through disciplined cost control and customer centric initiatives.

•	Christopher & Banks Corporation – President, Chief Executive Officer and Director (2007–2010) Specialty retailer of women’s clothing

Led this publicly traded company to improved profitability, launching the digital platform and loyalty programs, streamlined distribution efficiencies and new sourcing structure and opened the Outlet division. Charming Shoppes Inc.

•	Charming Shoppes, Inc. – President, Lane Bryant; President, Catherine Stores (2002–2007) Women’s apparel company

Successfully stabilized and developed the strategic brand blueprint for both the Lane Bryant and Catherines store divisions. Launched the digital platforms and delivered significant margin expansion via store growth.

•	Kmart Corporation (Nasdaq: KMRT) – Senior Vice President, General Merchandise Manager of Apparel and Jewelry; Divisional Vice President and General Merchandise Manager, Apparel and Jewelry (1996–2002) National retail chain

Repositioned the apparel division and grew significant margin expansion through the launch of exclusive private label brands.

Education

•	B.S., Retailing, University of Wisconsin-Madison

Additional

None

22 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director

AGE 57

Other Public Company Boards	Committees
• None	• None

Director Qualifications

Mr. Strain contributes to the Board over 35 years of experience in the retail technology, marketing and e-commerce space, particularly at large consumer-facing companies. In addition to his wealth of expertise as a senior executive, Mr. Strain brings a consumer-centric mindset to a delivery orientation that has resulted in a track record of successful, large-scale digital transformations. Additionally, Mr. Strain serves on the board of directors of Hyatt Die Cast & Engineering Corporation and EDITED.

Key Skills and Expertise

•	Digital Commerce and Consumer Marketing: Mr. Strain possesses significant experience scaling digital, e-commerce and omnichannel capabilities at recognized brands like The Gap, Inc. and Williams-Sonoma, Inc. His perspectives strengthen the Board’s understanding and oversight of digital trends and marketing-technology integration in a consumer retail environment.

•	Information Technology and Cyber Security: Mr. Strain provides valuable perspective on strengthening enterprise risk management and resiliency capabilities for large-scale digital platforms from his experience at Salesforce, Inc. and Williams-Sonoma, Inc. His background helps the Board remain prepared in navigating decisions that balance the risks and investments associated with technology-driven growth.

•	Governance and Strategy: Mr. Strain’s breadth of experiences as a consultant, technologist, marketer, operator, and executive provide a well-rounded perspective that bolsters the Board’s oversight of strategy, particularly regarding digital transformation. Mr. Strain also provides deep institutional knowledge of the Company through his service as Chairman of the Board and as the former interim Chief Executive Officer of the Company.

Career Highlights

•	The Gap, Inc. (NYSE: GAP) – Executive Vice President, Chief Digital and Technology Officer (2019–2022)

Led digital strategy, operations, ecommerce, data analytics, loyalty, technology and product management teams for an American worldwide clothing and accessories retailer, overseeing the growth of e-commerce and omni-channel businesses.

•	Salesforce, Inc. (NYSE: S) – Senior Vice President, General Manager, Retail and Consumer Goods Industries (2019–2019) Directed product offerings and thought leadership for a leading cloud-based customer relationship management platform.

•	Williams-Sonoma, Inc. (NYSE: WSM) – Executive Vice President, Chief Digital and Technology Officer (2006–2017)

Led the development of technology, product management, and marketing efforts at a specialty retailer of home furnishings.

Education

•	B.S., Finance, Santa Clara University

Additional

None

Proxy Statement and Annual Meeting Report 2026	23

PROPOSAL 1: ELECTION OF DIRECTORS

CLASS III NOMINEES FOR ELECTION TO A ONE-YEAR TERM EXPIRING AT THE 2027 ANNUAL MEETING OF SHAREHOLDERS

On January 6, 2026, the Board elected Mr. Hartmann, effective January 7, 2026. Mr. Hartmann was designated as a Class III director, but the Board recognizes the benefit of providing shareholders the opportunity to express their views on directors who join the Board during the current fiscal year, and accordingly, determined that he would stand for election to a one-year term at this Annual Meeting.

John Hartmann

Independent Director

AGE 62

Other Public Company Boards	Committees
• Boyd Group Services Inc. (NYSE: BGSI / TSX: BYD)	• None

Director Qualifications

Mr. Hartmann brings nearly 25 years of retail leadership experience where, as a C-suite executive, he has executed successful turnarounds of both public and private companies across diverse industries, including home improvement and home furnishings. In addition to his wealth of expertise as a senior executive, Mr. Hartmann brings a proven track record of transformative leadership and extensive leadership experience, having led organizations through periods of significant change, driving stabilization, performance improvement, and strategic repositioning.

Key Skills and Expertise

•	Leadership and Strategy: Mr. Hartmann brings significant retail leadership experience, including as president, Chief Executive Officer, and Chief Operating Officer of both public and private companies. His proven track record leading complex business transformations and operational turnarounds across home improvement and home furnishings companies enhances the Board’s oversight of strategic planning, performance improvement initiatives, and long-term value creation.

•	Retail and Merchandising: Mr. Hartmann offers deep operating expertise across large-scale wholesale, retail, manufacturing, and services platforms, with leadership roles at companies such as buybuyBABY, Bed Bath & Beyond and True Value Company. His experience overseeing merchandising, pricing, technology, real estate, and customer-facing initiatives strengthens the Board’s understanding of the competitive dynamics and execution challenges inherent in a consumer-driven retail environment.

•	Governance and Risk Management: Through his service as a senior executive of publicly traded companies and as a current director of Boyd Group Services Inc., Mr. Hartmann provides valuable perspective on corporate governance, enterprise risk management, and board-level oversight. His background supports the Board in evaluating risks associated with operational complexity, market volatility, and strategic transformation.

Career Highlights

•	Ascend Wellness Holdings (OTC: AAWH) – Chief Executive Officer (2023–2024)

Led the vertically integrated multi-state emerging market operator’s strategic growth, operational execution, debt refinancing, and transition from founder-led management while driving expansion initiatives and value creation for stakeholders.

•	buybuyBABY – President (2020–2022)

P&L responsible executive for the business unit, a leading retailer of items for infants and toddlers.

•	Bed Bath & Beyond (NYSE: BBBY) – Chief Operating Officer (2020–2022)

Oversaw supply chain, technology, procurement, real estate, security and loss prevention at a publicly-held home products retailer.

•	True Value Company – President and Chief Executive Officer (2013–2020)

Overall responsibility for all aspects of the business, including strategy and execution. Managing key leaders in finance, sales, merchandising, marketing & digital, manufacturing, supply chain, technology, human resources and legal. Led the board of directors’ approved plan to sell a majority stake to private equity.

•	Mitre 10 – Chief Executive Officer (2010–2013)

Led the market leading home improvement retailer in New Zealand.

•	HD Supply – Chief Operating Officer, HD Supply Electrical; Chief Operating Officer, HD Supply Plumbing / HVAC; Vice President, Operation (2006–2010)

Held several roles across two divisions during a period of transformation from public company business segment to private equity owned and operated.

Education

•	J.D., Syracuse University School of Law

•	B.S., Rochester Institute of Technology

Additional

Member, New York State Bar

24 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING OF SHAREHOLDERS

Independent Director

AGE 59

Other Public Company Boards	Committees
• None	• Audit • Nominating and Corporate Governance

Director Qualifications

Ms. Daniel contributes to the Board over 30 years of finance, accounting, and audit expertise across the distribution, financial services, and healthcare industries, as well as the U.S. federal government. She brings deep knowledge of governance, risk management, and financial transformation through her extensive experience leading global finance functions and public company audit operations. Ms. Daniel’s leadership in both mission-driven and corporate environments strengthens the Board’s oversight of financial performance, compliance, and organizational sustainability.

Key Skills and Expertise

•	Finance and Audit Leadership: Ms. Daniel brings three decades of finance and accounting expertise, including global audit leadership at W.W. Grainger Inc. and the Federal Reserve Bank of Chicago. Her disciplined approach to financial oversight, risk management, and internal controls supports the Board’s commitment to strong governance and fiscal integrity, critical for a public retail company operating in dynamic market conditions.

•	Operations and Supply Chain: Ms. Daniel provides valuable perspective on optimizing cost structures, strengthening procurement processes, and enhancing supplier diversity. Her background helps guide management decisions that balance operational efficiency with customer driven execution.

•	Governance and Strategy: Drawing on her experience overseeing complex financial and audit functions, Ms. Daniel provides informed oversight that strengthens the Company’s governance framework. Her focus on accountability, sustainability, and organizational resilience supports disciplined execution of the Company’s long term strategy.

Career Highlights

•	Federal Reserve Bank of Chicago – Vice President, Finance (2017–2022) Led finance, procurement, and supplier diversity for one of the nation’s twelve regional Federal Reserve Banks, overseeing financial analytics and institutional risk management.

•	IFF – Chief Financial Officer (2015–2017) Directed finance and investor relations for a leading community development financial institution and real estate developer.

•	American Board of Medical Specialties – Chief Financial Officer (2015–2017) Oversaw financial planning and analysis for a national healthcare certification organization.

•	W.W. Grainger, Inc. (NYSE: GWW) – Global Chief Audit Executive; CFO, Grainger Canada; Vice President, Finance Transformation and U.S. Financial Services (2000–2015) Held multiple executive roles during a period of global growth and operational transformation, leading audit, finance, and payment operations across divisions.

Education

•	M.B.A., Kellogg School of Management, Northwestern University

•	B.S., Accounting, University of Alabama at Birmingham

•	Marketing alumna, Jackson State University

Additional

Aspen Institute 2017 Finance Leaders Fellow; Member, Aspen Global Leadership Network

Proxy Statement and Annual Meeting Report 2026	25

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director

AGE 52

Other Public Company Boards	Committees
• None	• None

Director Qualifications

Mr. McDonell is a seasoned senior executive with nearly 30 years of experience in retail and consumer products sectors. As Chief Executive Officer, he brings to the Board unique perspectives on the Company’s operations, opportunities, and challenges. Mr. McDonell’s experience managing and growing several billion-dollar business lines at other large public companies in the consumer retail industry strengthens the Board’s oversight of the Company’s strategy and operational performance.

Key Skills and Expertise

•	Leadership and Strategy: As Chief Executive Officer, Mr. McDonell brings extensive senior leadership experience overseeing large and complex consumer retail organizations. His background, informed by his firsthand experience leading and scaling multi-billion-dollar business lines in competitive consumer retail goods environments at Advance Auto Parts and PepsiCo, enables the Board to better evaluate strategic priorities, execution plans, and capital allocation decisions.

•	Digital Commerce and Consumer Marketing: Mr. McDonell possesses substantial expertise in driving omnichannel and e-commerce growth, supplier engagement, and brand development of multiple billion-dollar business lines. His deep expertise, developed through a broad range of experiences, including 21 years at PepsiCo, supports the Board’s oversight of investments in digital platforms and customer-centric marketing strategies.

•	Retail and Merchandising: Prior to serving as Chief Executive Officer, Mr. McDonell held senior leadership roles with responsibility for merchandising, store operations, and category management at large consumer retail companies. His hands-on experience managing large teams, acquiring and relaunching dormant brands, and overseeing product development strengthens the Board’s oversight of retail growth and operational execution.

Career Highlights

•	Advance Auto Parts, Inc. (NYSE: AAP) – Executive Vice President, Merchandising, Marketing, and e-Commerce; Chief Marketing Officer (2019–2023) Led a global team of professionals, managed a global network of 200 suppliers, relaunched billion-dollar owned brands, and drove omnichannel growth across an $11 billion dollar portfolio for a leading automotive aftermarket parts provider.

•	PepsiCo, Inc. (NASDAQ: PEP) – President and General Manager of PepsiCo Foods Canada (2015–2019) Held multiple cross-functional leadership roles and full P&L responsibility for a $2.5 billion division to be the fastest growing consumer packaging goods lines in the country.

Education

•	B.B.A., Business Administration and Management, Wilfrid Laurier University

Additional

None

26 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director

AGE 52

Other Public Company Boards	Committees
• BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) • Laird Superfood, Inc. (NYSE American: LSF)	• Audit • Compensation

Director Qualifications

Ms. Naylor contributes to the Board 25 years of investment expertise in analyzing consumer related companies. She brings strong skills in corporate governance and investor relations through her extensive experience on public company boards. Her perspectives and experiences strengthen the Board’s execution of its fiduciary duties and oversight of sustainable value creation.

Key Skills and Expertise

•	Investor Relations: Ms. Naylor brings several decades of investment experience, including through her role as a portfolio manager at MFS Investment Management. Her specific knowledge of consumer-oriented companies and rigorous approach to analysis enhance the Board’s oversight of investor communications and brings a shareholder perspective to inform the Company’s external messaging.

•	Governance and Strategy: In addition to her domain expertise, Ms. Naylor possesses vast experience serving as a director on other public company boards. This combination allows her to enhance the Board’s understanding of retail industry dynamics and ensure the implementation of best corporate governance practices to fulfill the Board’s fiduciary duties.

Career Highlights

•	MFS Investment Management – Investment Officer (2005–2018) Analyzed and evaluated global consumer discretionary companies as a sector portfolio manager at a global asset management company.

Education

•	B.S., Business Administration and Finance, Boston University

Additional

CFA Charter holder

Proxy Statement and Annual Meeting Report 2026	27

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director

AGE 64

Other Public Company Boards	Committees
• MillerKnoll (NASDAQ: MLKN)	• Compensation • Nominating and Corporate Governance (Chair)

Director Qualifications

Ms. Spofford contributes to the Board over 30 years of senior leadership, marketing, and strategic expertise across consumer-facing businesses. She brings deep knowledge of corporate governance and the retail industry through her extensive experience leading and scaling private and public company operations. Ms. Spofford’s insight strengthens the Board’s oversight of strategy, talent development, and transformation of the Company as a direct-to-consumer business.

Key Skills and Expertise

•	Leadership and Strategy: Ms. Spofford brings extensive senior leadership in consumer retail businesses, including her prior service as the Chief Executive Officer of a publicly traded company specializing in retail apparel, J. Jill, Inc. She contributes an operator perspective that enhances the Board’s effectiveness and credibility in its oversight of the Company’s strategy and growth initiatives during a time of change.

•	Digital Commerce and Marketing: Ms. Spofford contributes substantial expertise in digital commerce and marketing, particularly given her track record of growing several profitable omnichannel businesses at Cornerstone Brands, a holding company for several direct-to-consumer brands. Her recent experiences and skillsets support the Board in its oversight of the Company’s investments in omnichannel growth, digital platforms, and customer acquisition and retention initiatives.

•	Human Capital Management: Ms. Spofford brings meaningful experience overseeing talent strategy and development for teams in large consumer organizations. Ms. Spofford’s experience strengthens the Board’s oversight and approach to succession planning, workforce development, and human capital strategy that aligns with the Company’s business objectives.

Career Highlights

•	J. Jill, Inc. (NYSE: JILL) – Chief Executive Officer and President (2021–2025) Led the multi-year transformation of a women’s apparel company, including significant margin expansion and market value growth.

•	Cornerstone Brands – President (2017–2020)

Oversaw the development of a $900 million portfolio, featuring several interactive home and apparel lifestyle brands that evolved into profitable and digitally-driven omnichannel businesses.

Education

•	M.B.A., Babson College

•	B.A., English and Political Science, University of Vermont

Additional

Member, National Association of Corporate Directors

28 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director

AGE 62

Other Public Company Boards	Committees
• National Vision Holding, Inc. (Nasdaq: EYE) • Savers Value Village, Inc. (NYSE: SVV)	• Audit (Chair)

Director Qualifications

Ms. O’Farrell brings to the Board more than 20 years of operational and financial leadership experience in consumer- and retail-oriented businesses. Her finance and accounting expertise, experience as a director on the boards of several publicly traded companies, and familiarity with enterprise risk management enhance the Board’s oversight of the Company’s financial performance, audit, and risk functions.

Key Skills and Expertise

•	Finance and Accounting: Ms. O’Farrell brings deep leadership experience in finance and accounting, including through her service as Chief Financial Officer of At Home Services at Home Depot and as Chief Financial Officer and Principal Accounting Officer at BlueLinx Holdings Inc. Her experience supports the Board’s oversight of the Company’s internal controls, capital allocation, and financial performance.

•	Governance and Risk Management: As a director on several outside boards, Ms. O’Farrell provides valuable perspective on best practices in governance and enterprise risk management. Her background and credentials in cybersecurity management, helps guide the Board to effectively oversee and adapt to financial and regulatory risks that are both general and specific to retail companies.

•	Leadership and Strategy: Ms. O’Farrell’s experience as a senior leader in retail and distribution-oriented businesses afford her informed perspectives on strategy, execution, and delivering change across an organization. Her perspectives strengthen the Board’s oversight of the Company’s strategic initiatives and efforts to enable sustainable value creation.

Career Highlights

•	BlueLinx Holdings Inc. (NYSE: BXC) – Chief Financial Officer, Principal Accounting Officer, and Treasurer (2014–2020) Oversaw key finance and accounting functions for a wholesale distributor of building and industrial products.

•	The Home Depot (NYSE: HD) – Chief Financial Officer, At Home Services; Chief Procurement Officer; Vice President, Enterprise Asset Management; Vice President, Finance; Senior Director, Financial Operations; Director, Financial Systems (1999–2014)

Held multiple leadership roles overseeing financial responsibilities for several divisions in the world’s leading home improvement omni-channel retailer.

Education

•	B.S., Business Administration and Finance, Auburn University

Additional

Holder, CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University

Completed the Emory Goizueta Executive Leadership Program

Proxy Statement and Annual Meeting Report 2026	29

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accounting firm since 2000. Representatives of EY are expected to be present at the Annual Meeting online, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for the fiscal year ending October 3, 2026. While such ratification is not required, the Board is submitting the selection of EY to our shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending October 4, 2025, our Audit Committee may reconsider the selection of EY as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Our Board recommends a vote “FOR” the ratification of the selection by the Audit Committee of EY as our independent registered public accounting firm.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees paid or to be paid to EY for services rendered during the prior two fiscal years. All such services were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policy” described below.

	For the Year Ended October 4, 2025(1)	For the Year Ended September 28, 2024(2)

Audit Fees(3)	[$3,828,498]	$3,389,000

Audit-Related Fees(4)	$30,000	$60,700

Tax Fees	-	-

All Other Fees	-	-

Total	[$3,858,498]	$3,449,700

(1)	Fiscal year 2025 audit fees include an invoice received from EY in 2026 that relate to services for the fiscal year 2025 audit.
(2)	Fiscal year 2024 audit fees include an invoice received from EY in 2025 that relate to services for the fiscal year 2024 audit.
(3)

Audit fees consist of fees associated with (i) the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements and (iii) assistance with SEC filings including consents and related services in connection with the Company’s offerings.

(4)	Audit-related fees consist of pre-implementation review services for software implementation.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures with respect to the pre-approval of all audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee undertakes a review of such policies at least quarterly, and if necessary, modifies such pre-approval procedures and policies. The Audit Committee may delegate its pre-approval responsibilities to one or more subcommittees as the Audit Committee may deem appropriate, provided that any pre-approval of services by such subcommittees pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting.

30 Leslie’s, Inc.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OVERVIEW OF INTERNAL CONTROL REMEDIATION EFFORTS

Because we identified material weaknesses in our internal control over financial reporting in the past three fiscal years, we provide an overview below of our progress toward remediating these material weaknesses.

First, as previously disclosed in our Annual Report on Form 10-K for the fiscal year ended September 28, 2024 and September 30, 2023, we identified a material weakness in the Company’s internal control over financial reporting related to the vendor rebate process. The Company devoted significant time and resources that remediated this material weakness as reported in our Annual Report on Form 10-K for the fiscal year ended October 4, 2025.

Second, as previously disclosed in our Annual Report on Form 10-K for the fiscal year ended September 28, 2024 and September 30, 2023, we identified a material weakness in the Company’s internal control over financial reporting related to the validation of inventory levels and the completeness and accuracy of data used in validating the appropriateness of inventory costing for a subset of the Company’s inventories and inventory reserves. While management made substantial progress with its planned remedial measures, including remediation of the deficiencies related to validation of inventory levels and the completeness and accuracy of data used in validating the appropriateness of inventory costing, management continued to identify deficiencies as of October 4, 2025 related to the appropriate cutoff of inventory in-transit from vendors and the precision of review of capitalized costs into inventory. In the aggregate, management determined the inventory control material weaknesses was not remediated and continued to exist as of October 4, 2025.

Third, management identified a new material weakness in the Company’s internal control over financial reporting related to the design and operation of controls over the goodwill and other long-lived asset impairments recorded as of October 4, 2025. We are enhancing the design and execution of existing controls and creating new controls as needed regarding asset impairments. We further note that no goodwill remained on the Company’s books as of October 4, 2025, and as a result, the extent to which the goodwill portion of the deficiency currently could lead to a material misstatement in our financial statements is not present.

Since management reported the material weaknesses, the Audit Committee has met regularly with management and the Independent Auditors to review and oversee management’s development, execution, and enhancement of plans to remediate the material weaknesses. As noted above, management, under the oversight of the Audit Committee made substantial progress towards the remediation of the inventory control material weakness in fiscal 2025 and established a robust plan to remediate the goodwill and other long-lived asset impairments material weakness, as outlined in the Company’s Annual Report on Form 10-K for the year ended October 4, 2025.

Management believes the measures described above will help remediate the material weaknesses and strengthen internal control over financial reporting. Management anticipates that our remediation activities will be completed during fiscal year 2026. The outstanding material weaknesses described above will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded through testing that these controls are operating effectively.

Proxy Statement and Annual Meeting Report 2026	31

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT(1)

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Susan O’Farrell (Chair)

Yolanda Daniel

Maile Naylor

(1)

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act.

32 Leslie’s, Inc.

Proposal 3: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the requirements of Section 14A of the Exchange Act, we are providing our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to provide an attractive, flexible and market-based compensation program tied to Company and individual performance and aligned with the interests of our shareholders. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the compensation of our named executive officers (“NEOs”).

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion within such Proxy Statement.”

This resolution will not be binding on our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the results of this Proposal 3 when making future compensation decisions for our NEOs. In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at the 2027 Annual Meeting.

Our Board recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Proxy Statement and Annual Meeting Report 2026	33

Information about Our Executive Officers

Name	Age	Title

Jason McDonell	52	Chief Executive Officer

Jeffrey White	40	Chief Financial Officer & Treasurer

Amy College	50	Chief Merchandising & Supply Chain Officer

Naomi Cramer	60	Chief Retail Operation & Talent Officer

Benjamin Lindquist	40	SVP, General Counsel & Corporate Secretary

Jason McDonell’s biographical information can be found with the other director biographies in the Director Nominees section.

Jeff White joined the company in October 2025 serving as Chief Financial Officer and Treasurer.

Prior to joining Leslie’s, Mr. White spent nine years at Sportsman’s Warehouse (NASDAQ: SPWH), from 2016 to 2025, most recently serving as Chief Financial Officer and the company’s Secretary. During his tenure, he led critical initiatives including rebuilding the FP&A and investor relations functions, leading the company’s Investor Day activities and driving two successful credit facility renegotiations. Mr. White also brings a strong background in SEC reporting, SOX compliance, M&A due diligence and operational process improvements. Previously, Mr. White held senior leadership roles of increasing responsibility including Vice President of Finance, Chief Accounting Officer and Interim Chief Financial Officer. Prior to Sportsman’s Warehouse, Mr. White was an audit manager at KPMG LLP where he spent six years in roles of increasing responsibility.

Mr. White is a licensed certified public accountant and holds a bachelor’s and master’s degrees in accountancy from the University of Utah.

Amy College has served as Chief Merchandising and Supply Chain Officer of Leslie’s since July 2025. Ms. College has more than 25 years of retail operations leadership experience including merchandising, supply chain and store operations.

Prior to joining Leslie’s, she spent nearly five years at Petco (NASDAQ: WOOF) and most recently served as Chief Merchandising and Supply Chain Officer where she was responsible for category merchandising, enterprise demand planning, visual merchandising, owned brand product development and sourcing as well as distribution operations. Previously, Ms. College served as Senior Vice President, Operations, Strategy and Territory General Manager for Petco stores. Prior to joining Petco, Ms. College spent more than 20 years at Best Buy (NYSE: BBY). During her tenure, Ms. College served in merchandising and category management leadership roles, including Chief Category Officer for the company’s home theater, smart home, digital imaging and appliances.

Ms. College holds a bachelor’s degree in business from the University of Minnesota’s Carlson School of Management.

34 Leslie’s, Inc.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Naomi Cramer has served as our Chief Retail Operations & Talent Officer since March 2025.

She joined Leslie’s as the Chief Human Resources Officer in September 2022. Prior to joining Leslie’s, she was the Chief Human Resources Officer at Banner Health, the fifth largest non-profit healthcare company in the United States, from June 2016 to February 2022. She joined Banner in December of 2014 as Vice President of Talent Acquisition and was later promoted to Vice President of Talent Management in 2015; where she led all talent functions for the organization including recruitment, learning and development, organizational effectiveness and change, assessment and survey and workforce planning. Prior to joining Banner, Ms. Cramer had a progressive career in operations and human resources at Target Corporation. Her last role was Senior Vice President of Field HR, where she led all areas of Human Resources for 350,000 employees in 1,780 retail stores and 37 distribution centers.

Ms. Cramer holds a Bachelor’s of Science degree from the University of Phoenix.

Benjamin Lindquist has been our Senior Vice President, General Counsel & Corporate Secretary since April 2024.

Prior to that, Mr. Lindquist was our Vice President & Associate General Counsel from December 2022 to April 2024, and was our Vice President & Corporate Counsel from November 2018 to December 2022. Prior to that, Mr. Lindquist held various roles of increasing responsibility in the Company’s legal department from when he began with the Company in August 2013.

Mr. Lindquist has a B.S. in Finance and Information Systems from the University of Utah and J.D. from the University of San Diego School of Law.

Proxy Statement and Annual Meeting Report 2026	35

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for fiscal year 2025 with respect to our NEOs, and the material factors that we considered in making those decisions.

In fiscal year 2025 we continued our ongoing executive compensation program. Our NEOs received a mix of base salary, annual cash bonus opportunities, and long-term equity incentives comprised of an equal value-based mix of performance vesting restricted stock units (“PSUs”) and time-vesting RSUs.

Our NEOs for fiscal year 2025 were: Mr. McDonell, our CEO; Mr. Bowman, our former CFO; Mr. Iskander, our former Interim CFO; Ms. Cramer, our Chief Retail Operations and Talent Officer; and Mr. LaBode, our former Chief Merchandising & Supply Chain Officer. Each of Messrs. Bowman and LaBode’s employment, respectively, terminated without cause during fiscal 2025, effective March 17, 2025 and July 15, 2025, respectively. In connection with their termination of employment, each of them became entitled to the payments and benefits applicable under their individual Executive Severance Pay Plans, between them and the Company, upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claim against the Company from each executive. The terms of their separation are described further under “Potential Payments upon Termination or Change in Control.” In connection with Mr. Bowman’s termination, Mr. Iskander was appointed our Interim CFO and served in such position until Mr. White was appointed our CFO on October 5, 2025. Additionally, Ms. Cramer was promoted to the position of Chief Retail Operations & Talent Officer during fiscal year 2025.

EXECUTIVE COMPENSATION PHILOSOPHY

We believe our compensation philosophy and design are well aligned with the interest of our shareholders, as well as our performance culture, growth strategy, and desire to attract and retain high-quality executives. Our executive compensation philosophy is to provide an attractive, flexible and market-based compensation program tied to company and individual performance and aligned with the interests of our shareholders. In establishing compensation levels and designing the elements of our executive compensation program, we aim to set overall compensation levels that are both internally equitable and commensurate with the companies with which we compete for talent. The principal objectives of our executive compensation program are to attract and retain highly talented executives to serve in leadership positions and advance our long-term growth strategy. Within our ongoing program, we motivate such executives to succeed by providing compensation that is based on both short- and long-term performance and aligns the interests of our officers with those of our shareholders by delivering a substantial portion of the officers’ compensation through incentives that drive long-term enterprise value creation. We regularly review our executive compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning their interests with those of our shareholders.

Consistent with the foregoing philosophy:

•

At-risk compensation: For fiscal year 2025, the majority of our NEOs’ (in place at the beginning of the fiscal year) target direct compensation, comprised of base salary, target cash bonus opportunities, and partial regular annual cycle target long-term equity incentives, was at-risk.

•

Pay for performance: Our performance against our incentive plan metrics for fiscal year 2025 was slightly above the thresholds set at the beginning of the year. Accordingly, our NEOs received partial cash bonuses for the fiscal year. The thresholds for the third tranche of their fiscal year 2023 PSUs (covering 2023-2025 performance) were not met and those shares were forfeited. Additionally, the thresholds for the fiscal year 2024 PSUs (covering 2024-2025 performance) were not met and those shares were forfeited. A portion of the 2025 PSUs (covering 2025-2026 performance) are tracking at target.

36 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following features of our compensation program are designed to align the interests of our executive team with those of our shareholders and with market best practice:

What We Do	What We Don’t Do
Grant compensation that is primarily at-risk and variable	Allow hedging or pledging of Company stock

Subject short- and long-term incentive compensation to measurable and rigorous goals	Reprice stock options without shareholder approval

Use an independent compensation consultant	Provide excessive perquisites

Cap incentive payments	Provide supplemental executive retirement plans

Structure compensation to avoid excessive risk taking	Provide tax “gross ups” with respect to a change in control

Provide competitive compensation that is compared against a size appropriate industry peer group	Provide “single trigger” change in control payments

Maintain rigorous stock ownership guidelines	Provide excessive severance benefits

Have a robust recoupment policy

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers during the first quarter of each fiscal year (with equity grants generally made during the first quarter or early in the second quarter). The CEO reviews the performance and compensation of our executive officers and makes recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives, but does not participate in any discussions regarding his own pay.

During fiscal year 2025, we engaged FW Cook as a third-party consultant to provide services including review and analysis of our executive compensation levels and practices, peer group review and corresponding market study, and long-term incentive plan design and equity grant practices. As part of this review process, the Board and the Compensation Committee applied its values, philosophy and understanding of market trends and practices, while considering the compensation levels needed to ensure that our executive compensation program remains competitive and aligned with the interests of our shareholders.

PEER GROUP

To assist the Compensation Committee in its review of executive compensation for fiscal year 2025, the Compensation Committee developed, with FW Cook, a peer group of similarly-situated companies to use for compensation benchmarking purposes. The peer group used to inform compensation decisions for fiscal year 2025 was comprised of:

Boot Barn	Monro	The AZEK Company
Crocs	National Vision	The Container Store
Haverty Furniture	Ollie’s Bargain Outlet	Topgolf Callaway
Johnson Outdoors	Shoe Carnival	YETI
MarineMax	Sleep Number

At the time the peer group was approved (May 2024), our market capitalization and trailing four quarters revenues were just below the median of the peer group. The peer group will continue to be reviewed annually to ensure it best represents the Company’s size, industry and scope of operations.

Peer group data is supplemented with national retail and general industry survey data, scoped by each executive’s revenue responsibility, to provide an additional market reference point.

Proxy Statement and Annual Meeting Report 2026	37

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long-term equity incentives in the form of equity awards and other benefits, each as described below.

Base Salary

Base salary is a fixed compensation element intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salaries for our NEOs, including consideration for increases, are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, competitive market practice, and other factors deemed relevant. Base salaries for our NEOs in fiscal year 2025 and 2024 were as follows:

Name	FY2025	FY2024	% Increase

Jason McDonell	$850,000	$850,000	0%

Scott Bowman	$550,000	$550,000	0%

Tony Iskander (1)	$325,000	$—	N/A

Naomi Cramer	$525,000	$400,000	31%

Moyo LaBode	$425,000	$425,000	0%

(1)	Mr. Iskander received this amount as his salary while serving as our Interim CFO.

Annual Cash Bonus Opportunities

The target performance-based cash bonus opportunity for each of the NEOs is expressed as a percentage of his or her base salary and can be earned by meeting certain predetermined corporate performance objectives, subject to an individual/strategic performance modifier. Fiscal year 2025 annual cash bonus for Mr. McDonell was 100% of his base salary, for Mr. Bowman was 100% of his base salary, Ms. Cramer was 65% of her base salary, and Mr. LaBode was 50% of his salary. For the NEOs, the target percentages did not change from those in effect for fiscal year 2024, other than Ms. Cramer who was at 50%. Mr. Iskander was not eligible for participation in the fiscal 2025 performance-based cash bonus due to his role as Interim CFO.

The Board set corporate performance objectives based on the achievement of an annual Adjusted EBITDA target, a Company Sales target, and a component related to key performance indicators including: transaction growth, never outs, gross margin rate, inventory turns, and controls, which the Board believed to best align the interest of the NEOs and our shareholders. The Board established the following matrices to map the various performance targets to bonus earnouts, with pre-established threshold, target and maximum performance levels, with linear interpolation applying between such levels. The components of the fiscal year 2025 annual incentive plan are weighted as follows: 50% Adjusted EBITDA, 30% sales, 20% key performance indicators, broken down as follows: 4% transaction growth, 4% never outs, 4% gross margin, 4% inventory turns, and 4% controls.

Adjusted EBITDA is defined as earnings before interest (including amortization of debt issuance costs), taxes, depreciation and amortization, management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, strategic project costs, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap and other non-recurring, non-cash or discrete items.

	Adjusted EBITDA(1)	Payout as % of Target

Threshold	$103.0 M	25%

Target	$114.0 M	100%

Maximum	$125.0 M	200%

Actual (weighted)	$61.4 M	0%

(1)	Adjusted EBITDA is a non-GAAP metric and was as reported in the Company’s Annual Report on Form 10-K for fiscal year 2025.

38 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

	Sales	Payout as % of Target

Threshold	$1,221.0 M	25%

Target	$1,357.0 M	100%

Maximum	$1,493.0 M	200%

Actual (weighted)	$1,241.9 M	12.2%

	Transaction Growth	Never Outs	Inventory Turn Over	Gross Margin Rate	Controls

Threshold	(8.2)%	96.5%	2.12	35.3%	0.0%

Target	2.0%	97.0%	2.22	36.8%	100.0%

Maximum	12.2%	97.5%	2.32	38.3%	100.0%

Actual	(8.4)%	98.7%	2.08	35.4%	Not met

Pay Out as Percentage of Target (weighted)	0.0%	8.0%	0.0%	0.3%	0.0%

Based on actual fiscal year 2025 for the various components of the Annual Cash Bonus program the total percentage earned was 20.5%, as reflected in the “Summary Compensation Table” below.

Interim CFO Bonus

In connection with his appointment as CFO during fiscal year 2025, Mr. Iskander received a monthly cash bonus of $34,375 which was paid for each completed month of Interim CFO. Bonus payments were subject to continuous active employment and remaining in good standing with the Company. Mr. Iskander was employed as Interim CFO for six months, totaling $206,250 in monthly bonuses.

Long-Term Equity Incentives

In fiscal year 2023, we commenced an ongoing annual equity grant program which we continued for fiscal year 2025. As a part of the regular, annual grant cycle, Messrs. Bowman and LaBode, and Ms. Cramer, received equity grants comprised 50% of PSUs and 50% of RSUs. Mr. McDonell received only PSUs during fiscal 2025. Mr. Iskander was not eligible for equity awards in his role as Interim CFO.

Fiscal Year 2025 Restricted Stock Units

During fiscal year 2025, each of the NEOs, other than Mr. McDonell, received RSUs equal to 50% of target equity values as a part of the regular, annual grant cycle.

Additionally, during the fiscal year, Ms. Cramer received an additional grant of RSUs in connection with her promotion to Chief Retail Operations and Talent Officer.

In each case, the RSUs vest in equal, annual installments over three years, subject to continued employment.

Fiscal Year 2025 Performance Stock Units

During fiscal year 2025, we continued to grant PSUs to all NEOs, with the exception of Mr. Iskander, who was not eligible for equity awards in his role as Interim CFO.

These PSUs are subject to cumulative Adjusted EBITDA and sales goals, weighted 50% and 50%, respectively. For the 2025 PSU program, there are one-, two-, and three-year performance period, after each of which one-third of the target number of PSUs is eligible to vest (at 0% - 200% of target) based on actual performance.

“Adjusted EBITDA” for purposes of the PSU is defined as earnings before interest (including amortization of debt issuance costs), taxes, depreciation and amortization, management fees, equity-based compensation expense, loss (gain) on debt extinguishment,

Proxy Statement and Annual Meeting Report 2026	39

COMPENSATION DISCUSSION AND ANALYSIS

loss (gain) on asset and contract dispositions, executive transition costs, severance, costs related to equity offerings, strategic project costs, merger and acquisition costs, and other non-recurring, noncash or discrete items, in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data. “Sales” for the purposes of the PSU is defined as sales, as disclosed in the Company’s Annual Report on Form 10-K for the applicable fiscal year.

Performance Level	Achievement Percentage	2025 Adjusted EBITDA(1)	2025 Sales(1)

Threshold	50%	$98M	$2,364M

Target	100%	$115M	$2,781M

Maximum	200%	$132M	$3,198M

Actual	18%	$61M	$1,242M

(1)	As reported in the Company’s Annual Report on Form 10-K for the fiscal year 2025.

Based on performance in fiscal year 2025, the first tranche of the PSUs relating to Adjusted EBITDA was forfeited, and the portion of the first tranche of the PSUs relating to sales that did not vest was forfeited. The remaining two tranches remain eligible to vest based on fiscal year 2026 and fiscal year 2027 achievement, respectively.

Fiscal Year 2024 Performance Stock Units

In fiscal year 2024, we granted PSUs to all then current NEOs, with the exception of Mr. McDonell due to his commencement of employment towards the end of our fiscal year. The PSUs are subject to cumulative Adjusted Net Income and revenue goals, weighted 75% and 25%, respectively. For the 2024 PSU program, there is a two- year performance period, covering fiscal years 2024 and 2025; PSUs are eligible to vest at 0-200% of target. Payouts of earned PSUs occur 50% in the first quarter of fiscal year 2025 and 50% in the first quarter of fiscal year 2026, subject to continued employment.

“Adjusted Net Income” for purposes of the PSUs is defined as net income (loss) adjusted to exclude equity-based compensation expense; loss on debt extinguishment; costs related to debt or equity offerings; strategic project costs; executive transition or reorganization costs; gain or loss on disposition of assets; mark-to-market on interest rate hedging contracts; non-recurring transaction and transition costs related to a merger, acquisition, divestiture, or joint venture; the impact on net income from an acquisition or divesture that occurs during the applicable measurement period with a purchase or sale price that is greater than $150 million; material litigation charges or gains; goodwill impairment charges; items related to changes in accounting principles, applicable law or regulations; and other non-recurring, non-cash or discrete items as determined to be appropriate by the Compensation Committee (which may include adjustments taken into account in calculating Adjusted Net Income as reported by the Company in one or more of its earnings releases for the applicable Performance Period), in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data.

One-half of the target number of PSUs were eligible to vest based on the following fiscal years 2024-2025 performance goals:

Performance Level	Achievement Percentage	2024-2025 Cumulative Adjusted Net Income(1)	2024-2025 Cumulative Revenue(1)

Threshold	30%	$125M	$2,725M

Target	100%	$139M	$3,028M

Maximum	200%	$153M	$3,331M

Actual	0%	$(45)M	$2,572M

(1)	As reported in the Company’s Annual Report on Form 10-K for fiscal years 2024 and 2025.

Based on performance over the two-year performance period all of the PSUs did not vest.

40 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Other benefits

We currently provide broad-based welfare benefits to our NEOs that are available to all of our employees, including health, dental, life, vision and disability insurance.

In addition, we maintain, and certain of the NEOs participate in, a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis and under which we are permitted to make discretionary employer contributions. Employees’ pre-tax contributions are allocated to their respective individual accounts and are then invested in selected investment alternatives according to their directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code. We currently match participant contributions to the 401(k) plan up to 4% of eligible earnings, up to IRS limits.

We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans.

Post-Employment Compensation Arrangements

The NEOs are entitled to certain severance benefits, the terms of which are described below under “Potential Payments upon Termination or Change in Control.” The severance benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the shareholders. The respective terms of Messrs. Bowman’s and LaBode’s separations are described in further details under “Potential Payments upon Termination or Change in Control.”

OTHER MATTERS

Risk Assessment

During fiscal year 2025, the Compensation Committee worked with FW Cook and management to assess our compensation policies and practices. Our Board and our Compensation Committee do not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Say-on-Pay

Our Compensation Committee considers feedback from our shareholders and the results of our Say-on-Pay vote in making compensation decisions for our NEOs. Our 2025 Say-on-Pay vote reflected approximately 98.0% support from our shareholders, based on the percentage of shares voted. The Compensation Committee believes this indicates that our shareholders support the philosophy, strategy, objectives, and administration of our executive compensation program.

Clawback/Forfeiture

Our Board has adopted a clawback policy that complies with the Nasdaq listing standards and provides for the recoupment of certain cash or equity-based compensation in the event the Company is required to restate its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws.

In addition, pursuant to Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan, if the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Compensation Committee may require a participant to disgorge or forfeit to the Company that portion of time- and/or performance-based awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Compensation Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. This recoupment policy applies to awards granted on or after the effective date of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan at the 2024 Annual Meeting of Shareholders. Further, the plan administrator has the full power to terminate or cause a participant to forfeit an award and require the participant to disgorge to the Company any gains attributable to the award, if the participant engages in any action constituting cause for termination, or a breach of a material Company policy, any award agreement, or any other agreement between the participant and the Company concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations.

Proxy Statement and Annual Meeting Report 2026	41

COMPENSATION DISCUSSION AND ANALYSIS

Share Ownership Guidelines
Our Board believes that, in order to align the interests of our NEOs and other designated officers with the long-term interests of the Company’s shareholders, all NEOs and other designated officers should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines will be reviewed annually and revised as appropriate
to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple

Chief Executive Officer	6x base salary

Chief Financial Officer & Chief Operating Officer (if any)	3x base salary

Other Designated Officers	2x base salary
For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service; and common stock of the Company held for the individual’s account in the 401(k) Plan. Unearned performance-based restricted stock or PSUs, and shares underlying unexercised stock options (whether vested or unvested, whether time- or performance-based and whether in-the-money
or not) do not count as stock owned for purposes of the guidelines. Under the guidelines, NEOs and other designated officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. In the case of time-vested RSUs in the categories above which are not yet fully vested, only a portion representing the net after-tax
holdings at vesting will count as stock owned. For purposes of calculating these estimated net holdings, the tax withholding rate assumed to apply at vesting shall equal 40%.
As of the record date, all NEOs who were still serving as executive officers on such date were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.
Prohibition on Hedging or Pledging
We have a policy prohibiting all executive officers and directors from engaging in any form of hedging transaction involving the securities of the Company. The policy addresses short sales and transactions involving publicly traded options and prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.
Tax Deductibility
In connection with its determination of the various elements of compensation for our executive officers, the Compensation Committee has taken into account the impact of Section 162(m) of the Internal Revenue Code on the deductibility of compensation for federal income tax purposes. Section 162(m) limits the deductibility of compensation paid to covered employees to $1 million annually. Notwithstanding Section 162(m), the Compensation Committee has the discretion to design and implement elements of executive compensation that may not be fully deductible for income tax purposes.
Equity Grant Timing
The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

42 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee oversees our compensation program on behalf of our Board. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our Proxy Statement.

Submitted by:

Compensation Committee of the Board of Directors

Lorna Nagler (Chair)

Seth Estep

Maile Naylor

Claire Spofford

(1)

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Proxy Statement and Annual Meeting Report 2026	43

COMPENSATION DISCUSSION AND ANALYSIS

2025 SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation of our NEOs for services rendered during the fiscal years 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Options ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Jason McDonell	2025	850,000		173,817		-	1,149,972	-	21,420	2,195,209

Chief Executive Officer	2024	44,861	(3)	350,000	(3)	-	1,150,000	-	34,735	1,579,596

Scott Bowman	2025	401,500		-		-	412,458	-	827,740	1,435,469

Former Chief Financial Officer	2024	550,000		200,000	(4)	-	683,650	-	12,446	1,446,096

	2023	116,346	(4)	300,000	(4)	-	550,005	-	120,503	1,086,854

Tony Iskander	2025	324,683		206,250		-	-	-	-	530,933

Former Interim Chief Financial Officer

Moyo LaBode	2025	401,560		-		-	212,475	-	198,855	607,653

Former Chief Merchandising Officer	2024	425,000		-		-	453,653	-	25,890	904,543

	2023	419,231		-		-	920,205	-	22,890	1,362,326

Naomi Cramer	2025	494,038	(5)	69,782		-	530,435	-	28,320	1,016,338

Chief People Officer	2024	400,000		-		-	353,615	-	20,521	774,136

(1)

The amounts reported in this column represent the grant date fair value of the RSUs and PSUs granted to each of the NEOs in the specified fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value is determined by multiplying the number of units granted by the closing price of our common stock on the grant date. The value of the PSU awards granted in fiscal year 2025, assuming achievement of the maximum performance level of 200%, would have been: Mr. McDonell, $2,299,944; Mr. Bowman, $412,458; Ms. Cramer, $212,475; and Mr. LaBode, $212,475.

(2)	The amounts in this column are detailed in the table immediately below.
(3)	Mr. McDonell received a prorated base salary of $44,861 and an initial sign on bonus payment of $350,000 in connection with the commencement of his employment during fiscal 2024.
(4)

Mr. Bowman received a prorated base salary of $116,346 and was granted a total sign-on bonus of $500,000 in connection with the commencement of his employment during fiscal year 2023. The initial portion of the sign-on bonus in an amount of $300,000 was paid at the time he commenced employment. The second portion of Mr. Bowman’s sign-on bonus payment of $200,000 paid in December 2023.

(5)	Ms. Cramer was promoted to the position of Chief Retail Operations and Talent Officer in March 2025, with an increase in annual base salary to $525,000.

Name	Year	Company Contribution to 401(K) Plan ($)(a)	Company Contribution to Insurance Premiums ($)(b)	Severance(c)	Total ($)

Jason McDonell	2025	-	21,420	-	21,420

Tony Iskander	2025	-	-	-	-

Scott Bowman	2025	-	2,740	$564,474	827,740

Naomi Cramer	2025	6,900	21,420	-	28,320

Moyo LaBode	2025	6,900	11,534	$82,344	198,855

(a)	These amounts represent the Company’s matching 401(k) plan contributions.
(b)	These amounts represent the portion of Company-sponsored health insurance plan premiums paid by the Company.
(c)

Pursuant to Messrs. Bowman and LaBode’s terminations without cause, each was entitled to certain payments upon termination. This amount represents the portion of those payments that were made in fiscal 2025. Refer to discussion under “Potential Payments Upon Termination Or Change In Control” for further details.

44 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2025

The following table sets forth awards under various compensation plans granted to our NEOs in fiscal year 2025. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock” column reflect the grant date fair value of grants of stock awards determined under accounting standards, as discussed above.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards

Jason McDonell	ACBO PSU	- 12/14/2025	850,000 -	1,632,000 -	- 7,070	- 23,565	- 47,130	- -	- 1,149,972

Scott Bowman	ACBO PSU RSU	- 12/14/2024 12/14/2024	550,000 - -	1,056,000 - -	- - 1,268	- 4,226 -	- 8,452 -	- - 4,226	- 206,229 206,229

Naomi Cramer	ACBO PSU RSU RSU	- 12/14/2024 12/14/2024 3/14/2025	341,250 - - -	655,200 - - -	- 6,354 - -	- 2,177 - -	- 4,354 - -	- - 2,177 19,282	- 106,238 106,238 317,960

Moyo LaBode	ACBO PSU RSU	- 12/14/2024 12/14/2024	212,500 - -	408,000 - -	- 653 -	- 2,177 -	- 4,354 -	- - 2,177	- 106,238 106,238

(1)

Represents target and maximum annual cash incentive award opportunities, based upon the achievement of the Adjusted EBITDA targets listed within the section titled “Annual Cash Bonus Opportunities” within CD&A. As described therein, amounts below the target are linearly interpolated to the threshold value, which would result in a payout of $0. “ACBO” means Actual Cash Bonus Opportunities. The actual amounts earned by each NEO are set forth in the Summary Compensation Table.

(2)	Refer to the section titled “Fiscal year 2025 Performance Stock Units” in the CD&A for a description of these awards.
(3)

The December 14, 2024 RSUs granted will vest in installments of 33% on the three anniversary dates following the grant date, subject to continued employment or service with the Company or an affiliate until the applicable vesting date.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

The following table summarizes equity awards held by our NEOs as of fiscal year 2025 year-end (Messrs. Bowman and Iskander did not hold any outstanding equity awards at fiscal year end):

	Options					Stock Awards
Name	Grant Date	Exercisable (#)(1)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market Value of RSUs that have not vested ($)(2)	Number of PSUs that have not vested (#)(3)	Market Value of PSUs that have not vested ($)(2)

Jason McDonell(4)	9/9/2024 12/14/2025	- -	- -	- -	- -	14,871 -	73,165 -	- 7,855	- 38,647

Naomi Cramer(5)	12/15/2022 5/18/2023 12/7/2023 12/7/2023 8/26/2024 12/14/2024 12/14/2024 3/14/2025	- - - - - - - -	- - - - - - - -	- - - - - - - -	- - - - - - - -	1,060 1,160 795 - 1,000 2,177 - 19,282	5,213 5,707 3,911 - 4,920 10,711 - 94,867	- - - 265 - - 726 -	- - - 1,304 - - 3,572 -

Moyo LaBode(6)	5/21/2021	9,168	-	$522.20	10/13/2025	-	-	-	-

(1)	The number in this column represents vested stock options outstanding as of October 4, 2025
(2)	Amounts reported are based on the closing price of our common stock on the Nasdaq as of October 3, 2025, the last trading day of our fiscal year, of $4.92 per share.

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COMPENSATION DISCUSSION AND ANALYSIS

(3)	The number of shares presented for performance share units assume achievement at target performance as described under the section titled “Fiscal year 2024 Performance Stock Units in the CD&A.
(4)

Reflects 14,871 restricted stock units which vest and become non-forfeitable in equal installments of 4,957 on September 9, 2026, 2027, and 2028. The 7,855 performance share units are eligible based on fiscal year 2025-2026 performance, with payouts of 50% in first fiscal quarter of 2027 and 2028, subject to continuous employment. Performance achievements as described under the section titled “Fiscal year 2025 performance stock units (“PSU’s”) in the CD&A.

(5)

Reflects (i) 1,060 restricted stock units which will vest and become non-forfeitable in equal installments of approximately 530 on December 15, 2025.and 2026 and (ii) 1,160 restricted stock units which vest and become non-forfeitable in equal installments of approximately 580 on May 18, 2026 and 2027, respectively and (iii) 795 restricted stock units which vest and become non-forfeitable in equal installments of 265 on December 7, 2025, 2026, and 2027, respectively. In addition, the 265 performance share units were eligible to vest based on cumulative fiscal year 2025-2026 performance, however have since been forfeited due to not meeting the performance thresholds. Performance achievements as described under the section titled “Fiscal year 2024 performance stock units (“PSU’s”) in the CD&A. Additionally, 1,000 restricted stock units which vest and become non-forfeitable on August 26, 2026, 2,177 restricted stock units which vest and become non-forfeitable in equal installments of 726 on December 14, 2025, 2026, and 2027. The 726 performance share units are eligible based on fiscal year 2025-2026 performance, with payouts of 50% in first fiscal quarter of 2027 and 2028, subject to continuous employment. Performance achievements as described under the section titled “Fiscal year 2025 performance stock units (“PSU’s”) in the CD&A. Lastly, 19,282 restricted stock units which vest and become non-forfeitable in equal installments of approximately 6,427 on March 14, 2026, 2027, and 2028.

(6)	Reflects 9,168 stock options which were exercisable by October 13, 2025, in accordance with such grant agreement.

STOCK VESTED IN FISCAL YEAR 2025

The following table summarizes the number of shares that were acquired upon the vesting of RSUs and the value realized upon such vesting for each of the NEOs during fiscal year 2025 (Mr. Iskander did not acquire or vest any RSUs during fiscal year 2025):

	RSUs
Name	Number of RSUs Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jason McDonell	4,956	33,800

Scott Bowman	2,644	61,997

Naomi Cramer	2,372	55,574

Moyo LaBode	4,278	80,475

(1)	The value realized is based on the closing price of our common stock on the day of the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs (other than Mr. Iskander) is eligible to receive certain payments or benefits upon a termination of employment pursuant to their individual arrangements. Mr. Bowman’s employment as Chief Financial Officer, and Mr. LaBode’s employment as Chief Merchandising & Supply Chain Officer, respectively, were terminated effective as of March 17, 2025 and July 15, 2025, respectively, and such terminations were without cause by the Company under their respective executive severance plans. The terms of Messrs. Bowman and LaBode’s respective separations are further described below.

The rest of the NEOs (other than Mr. Iskander) are participants in the Executive Severance Plan (“ESP”), pursuant to which, upon termination of their employment by the Company without “cause” (as defined in the ESP), they will receive 12 months of continued base salary payments and medical benefits continuation (18 months in the case of Mr. McDonell), subject to their execution of a release of claims against the Company. They will also be subject to cooperation and non-disparagement covenants under the ESP.

46 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

In addition, pursuant to the Company’s 2020 Omnibus Incentive Plan, upon a participant’s (including our NEOs) termination of employment within two years following the change of control without cause or for good reason, all of the participant’s awards granted under the Plan that are in effect as of the date of termination shall vest in full or be deemed earned in full effective on the date of such termination. Pursuant to the PSU agreements, if a change of control occurs and the PSUs are assumed by the successor, then the performance measures will be deemed achieved based on actual performance for completed fiscal years within the performance period and at the target performance for any incomplete fiscal years within the performance period, and the PSUs will remain subject to continued employment through original settlement date(s).

The following table sets forth a summary of the payments and benefits that the NEOs would have been eligible to receive had they experienced a qualifying termination as of October 4, 2025 and had a qualifying transaction occurred on October 4, 2025:

Name	Death or Disability ($)(1)(3)	Potential Payment on Qualifying Termination Following a Change of Control ($)(2)(3)	Potential Payment on Voluntary Termination or Termination for Cause ($)	Potential Payment on Involuntary Termination (Without Cause) or Termination by Executive for Good Reason ($)

Jason McDonell

Cash Severance (Salary and Bonus)	-	2,125,000	-	2,125,000

COBRA Reimbursement	-	18,919	-	18,919

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs	-	73,165	-	-

Accelerated Vestings: PSUs	38,647	38,647	-	-

Total	38,647	2,255,731	-	2,143,919

Naomi Cramer

Cash Severance (Salary and Bonus)	-	525,000	-	525,000

COBRA Reimbursement	-	12,613	-	12,613

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs		125,330		-

Accelerated Vestings: PSUs	4,874	4,874	-	-

Total	4,874	667,817	-	537,613

(1)	Amounts shown reflect the number of target PSUs for which the attributable measurement period has not lapsed.
(2)

Amounts shown assume an involuntary termination without cause or termination by the executive for good reason following a change of control and represent the value of unvested awards of RSUs, and PSUs that would have otherwise been earned had target performance been met and for which the attributable measurement period has not lapsed.

(3)	Valued upon the closing price of our common stock on the NASDAQ as of October 3, 2025, the last trading day of our fiscal year, of $4.92 per share.

NEO TERMINATION DURING THE FISCAL YEAR

Mr. Bowman was terminated by the company without cause during fiscal 2025. In connection with his termination of employment, Mr. Bowman became entitled to the payments and benefits applicable under Mr. Bowman’s executive severance plan upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Mr. Bowman. Mr. Bowman was entitled to $91,667 in equal monthly installments over 18 months. Additionally, all of Mr. Bowman’s unvested RSUs and PSUs were forfeited, with the exception of 2,000 units granted on August 26, 2024 due to conditions of that grant. Further, all remaining vested stock options were forfeited, unless exercised within 90 days.

Proxy Statement and Annual Meeting Report 2026	47

COMPENSATION DISCUSSION AND ANALYSIS

Mr. LaBode was terminated by the company without cause during fiscal 2025. In connection with his termination of employment, Mr. LaBode became entitled to the payments and benefits applicable under Mr. LaBode executive severance plan upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Mr. LaBode. Mr. LaBode was entitled to $35,417 in equal monthly installments over 12 months. Additionally, all of Mr. LaBode’s unvested RSUs and PSUs were forfeited, with the exception of 2,000 units granted on August 26, 2024 due to conditions of that grant. Further, all remaining vested stock options were forfeited, unless exercised within 90 days.

CEO PAY RATIO

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of Mr. McDonell, our CEO on the date we identified our median employee, to the median of the total annual compensation of all our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2025 was $2,195,209. Our CEO’s compensation was calculated based on what is reported in the Summary Compensation Table. The median of the total compensation of all our employees (excluding our CEO) for fiscal year 2025 was $41,600. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2025 to the median of the total compensation of all our employees (excluding our CEO) for fiscal year 2025 to be 53 to 1.

We selected October 4, 2025, our 2025 fiscal year end, as the date we would use to identify our median employee. To identify the median-compensated employee (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses. In making this determination, we annualized compensation for those full-time and part-time employees who did not work for the Company for the entire fiscal year and did not make any cost-of-living adjustments in identifying the median employee.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

48 Leslie’s, Inc.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and the financial performance of our Company. The following table sets forth the compensation for our CEO (referred to as “PEO”) and the average compensation for our other NEOs. For further information concerning our compensation philosophy and how we align executive compensation with our performance, refer to “Compensation Discussion and Analysis.”

									Value of Initial $100 Investment Based on
Year	Summary Compensation Table Total for PEO (McDonell) (1)	Compensation Actually Paid to PEO (McDonell) (4)	Summary Compensation Table Total for PEO (Strain) (1)	Compensation Actually Paid to PEO (Strain) (4)	Summary Compensation Table Total for PEO (Egeck) (1)	Compensation Actually Paid to PEO (Egeck) (4)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (4)(5)	Total Shareholder Return	Peer Group Total Shareholder Return (6)	Net Income (Loss) (in thousands)	Adjusted EBITDA (7) (in thousands)

2025	$2,195,209	$1,563,700	$-	$-	$-	$-	$922,363	$500,678	$94.65	$120.51	$(236,970)	$61,356

2024	$1,579,596	$1,563,735	$318,028	$245,217	$3,292,618	$(2,794,641)	$965,357	$452,540	$13.18	$71.20	$(23,379)	$108,744

2023	$-	$-	$-	$-	$4,041,971	$(3,796,598)	$1,162,345	$55,905	$26.08	$59.20	$27,242	$168,149

(1)
Reflects the total compensation of our current CEO, Jason McDonell, who is our PEO, Mike Egeck, our former PEO, and John Strain, who served as interim PEO until Mr. McDonell commenced employment and are therefore included in this table as an additional PEO’s in accordance with SEC rules. Amounts shown are as calculated in the Summary Compensation Table (SCT) for each of the years shown.

(2)
Amounts shown for compensation actually paid (“CAP”) are computed in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the SCT with certain adjustments as required by item 402(v) of Regulation
S-K
as described in footnote (3) below. The non-PEO NEOs for each applicable year are as follows: (i) for fiscal year 2025 Messrs. Bowman and Iskander and LaBode, and Ms. Cramer, (ii) for fiscal year 2024, Messrs. Bowman, Caspers, and LaBode and Ms. Cramer, and (iii) for fiscal year 2023, Messrs. Bowman, Weddell, Gazaway, and LaBode and Ms. Baker.

(4)
CAP reflects the exclusions and inclusions of equity awards for the PEOs and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The valuation methodologies and assumptions used to calculate CAP are based on the grant date fair value of these awards as disclosed in the Company’s consolidated audited financial statements filed with the SEC on Form
10-K
for the years reflected in the tables below:

Summary Compensation Table Total to Compensation Actually Paid Reconciliation for the PEOs and
non-PEOs:

Calculation (a) of Compensation Actually Paid	2025 (McDonell)

Summary Compensation Table Total	2,195,209

Less: Grant date fair value of stock and option awards granted during year	(1,149,972)

Add: Fair value of awards granted during year that remain unvested as of year-end	115,940

Add: Fair value of awards granted during year that vested during year	-

Add: Change in fair value from prior year-end to current year-end of awards granted prior to the year that were outstanding and unvested as of year end	-

Add: Change in fair value from prior year-end to vesting date for awards granted prior to the year that vested during year	(777,456)

Less: Fair value of awards granted prior to the year that were forfeited during year	249,683

Compensation Actually Paid	1,563,700

Proxy Statement and Annual Meeting Report 2026	49

PAY VERSUS PERFORMANCE

Calculation (a) of Compensation Actually Paid	2025

Average Summary Compensation Table Total	922,363

Less: Average grant date fair value of stock and option awards granted during this year	(184,166)

Add: Average Fair value of awards granted during the year that remain unvested as of year-end	34,270

Add: Average Fair value of awards granted during the year that vested during the year	-

Add: Average Change in fair value from prior year-end to current year-end of awards granted prior to the year that were outstanding and unvested as of year end	(52,470)

Add: Average Change in fair value from prior year-end to vesting date for awards granted prior to the year that vested during year	(45,843)

Less: Average Fair value of awards granted prior to the year that were forfeited during the year	(173,477)

Compensation Actually Paid	500,678

(a)	As shown in these tables, the CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules.

(5)
TSR shown in this table utilizes the S&P
Small-Cap
600 Index (“Index”) which we use in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Company’s consolidated audited financial statements filed with the SEC on Form
10-K
for the years reflected in the table above. The comparison assumes $100 was invested for the period from September 30, 2022, our first trading day subsequent to our initial public offering, through the last day of the applicable fiscal year in each of the Company’s Common Stock and the Index. All dollar values assume reinvestment of the pre-tax
value of dividends paid by companies included in the Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.

(6)
Pursuant to Item 402(v) of Regulation
S-K,
we determined Adjusted EBITDA to be the most important financial performance measure used to link company performance to CAP to our PEOs and other NEOs in 2025. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important such measure in future years. Adjusted EBITDA is defined on page 37 on our Annual Report on Form
10-K
for fiscal year 2025 and is a
non-GAAP
financial measure.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As described in more detail in the Compensation Discussion and Analysis, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

50 Leslie’s, Inc.

PAY VERSUS PERFORMANCE

Proxy Statement and Annual Meeting Report 2026	51

PAY VERSUS PERFORMANCE

Financial Performance Measures
As required, we disclose below the most important measures used by the Company to link com pen
sation actually paid to our NEOs for 2025 to Company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see the discussion within CD&A beginning on page 35.

•	Adjusted EBITDA

•	Adjusted Net Income

•	Revenue

52 Leslie’s, Inc.

Proposal 4: Approval of Amendments to the Certificate of Incorporation of Leslie’s, Inc. to Remove and Replace Supermajority Voting Requirements

We are asking shareholders to approve amendments (the “Proposed Amendment”) to the Seventh Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate”) to remove and replace the provisions that currently require the approval of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, in order for the shareholders (i) to alter, amend, repeal, or rescind, or adopt any provision inconsistent with, certain provisions of the Certificate, (ii) to alter, amend, repeal, or rescind, or adopt any provision inconsistent with, any provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”), and (iii) to remove any or all of the directors.

The Board approved the Proposed Amendment, and recommended its adoption by the Company’s shareholders, on January 19, 2026. The Board has also approved an amendment to the Bylaws to remove the provision in Article IX, Section 9.01 setting forth a supermajority vote requirement to amend the Bylaws, which Bylaws amendment is contingent upon shareholder approval and implementation of the Proposed Amendment. The following description of the Proposed Amendment is a summary only and is qualified in its entirety by reference to Appendix I to this Proxy Statement, which sets forth the form of the Certificate of Amendment to remove and replace the supermajority voting requirements that we would file if shareholders approve the Proposed Amendment.

Purpose and Effect of the Proposed Amendment

The Certificate currently requires the affirmative vote of holders of 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, to approve amendments to certain provisions of the Certificate and to any provision of the Bylaws (other than Bylaws amendments implemented by the Board), as well as for shareholders to remove any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be). This voting standard is greater, in each case, than the voting standard that would be required by default under the Delaware General Corporation Law (“DGCL”).

Specifically, under Article V, Section A of the Certificate, an amendment to the following provisions of the Certificate requires the approval of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	Article V—Amendments of the Certificate of Incorporation and Bylaws

•	Article VI—Board of Directors

•	Article VII—Limitation of Director Liability

•	Article VIII—Consent of Stockholders in Lieu of Meeting; Annual and Special Meetings of Stockholders

•	Article IX—Competition and Corporate Opportunities

•	Article X—Miscellaneous

Under Article V, Section B of the Certificate, any amendment to the Company’s Bylaws by the shareholders requires the approval of holders of 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Proxy Statement and Annual Meeting Report 2026	53

PROPOSAL 4: APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION OF LESLIE’S, INC. TO REMOVE AND REPLACE SUPERMAJORITY VOTING REQUIREMENTS

In addition, under Article VI, Section C of the Certificate, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed only by the affirmative vote of holders of 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

If adopted, the Proposed Amendment will amend the Certificate to:

•

eliminate the provision setting forth the supermajority voting requirement with respect to the above-specified provisions of the Certificate and thereby relying on the default voting standard under the DGCL for all amendments to the Certificate, which is, subject to certain exceptions (where no vote or a lesser voting standard is applicable), the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class;

•

reduce the vote required for shareholders to alter, amend, repeal or rescind, or adopt any provision inconsistent with, the Bylaws from the holders of 66 2⁄3% to a majority in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class; and

•

eliminate the provision setting forth the supermajority voting requirement with respect to shareholders removing any or all of the directors and thereby relying on the default voting standard under the DGCL for the removal of directors, which is the affirmative vote of at least a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Amendment would also make a clarifying change to avoid potential interpretative questions relating to the application of Section 242(d) of the DGCL. Section 242(d) was added to the DGCL to (i) permit a corporation to amend its certificate to effect a forward stock split of a class of stock (and, in connection therewith, increase the number of authorized shares of such class of stock up to an amount proportionate with the stock split) without a vote of shareholders, if the corporation has only one class of stock outstanding and such class is not divided into series, or (ii) permit a corporation to increase or decrease the authorized number of shares of a class of stock, or to reclassify by combining the issued shares of a class of stock into a lesser number of issued shares (referred to as a “reverse stock split”) if, among other things, (a) the class of stock is listed on a national securities exchange and will meet the listing requirements of that exchange relating to the minimum number of holders immediately after the amendment becomes effective, and (b) the votes cast “for” the amendment exceed the votes cast “against” the amendment at a meeting at which a quorum of the shareholders is present in person or by proxy. To avoid any confusion, the Certificate will also be amended to expressly provide that any amendment to the Certificate effecting changes set forth in (i) Section 242(d)(1) can be effected without a shareholder vote and (ii) Section 242(d)(2) shall only require the vote of shareholders set forth in Section 242(d)(2) of the DGCL. These changes are clarifying only and do not alter the powers, preferences, or rights otherwise conferred on shareholders, directors, or any other person under the Certificate.

Reasons for the Proposed Amendment

The Nominating and Corporate Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company, its shareholders and other relevant constituencies. Although the provisions referred to above are designed to protect the interests of all shareholders by requiring the support of a significant portion of our shareholders to make changes to the Company’s governing documents or remove directors from the Board, the Board recognizes that there are differing perspectives on these matters, including that some shareholders and commentators view supermajority voting requirements as limiting a board’s accountability to shareholders or limiting shareholders’ participation in a company’s corporate governance. The Board has carefully considered the advantages and disadvantages of maintaining the supermajority voting provisions and determined that it is in the best interests of the Company and its shareholders to amend our Certificate to eliminate the 66 2⁄3% supermajority voting requirements currently in the Certificate and replace them with majority voting standards as described above.

54 Leslie’s, Inc.

PROPOSAL 4: APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION OF LESLIE’S, INC. TO REMOVE AND REPLACE SUPERMAJORITY VOTING REQUIREMENTS

Legal Effectiveness of the Proposed Amendment

If shareholders approve the Proposed Amendment by an affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of our common stock, we will file a certificate of amendment setting forth the Proposed Amendment with the Secretary of State of the State of Delaware, and the Proposed Amendment will become effective upon such filing. If shareholders do not approve the Proposed Amendment by the requisite vote, then the certificate of amendment will not be filed with the Secretary of State of the State of Delaware, and the Company’s current voting standards relating to certain Certificate and Bylaws amendments and the removal of directors will remain in place.

An affirmative vote of the holders of at least 66 2⁄3% in voting power of the shares outstanding as of the record date is required to adopt Proposal 4. Abstentions and broker non-votes will have the effect of a vote against Proposal 4.

Our Board recommends a vote “FOR” the approval of amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements

Proxy Statement and Annual Meeting Report 2025	55

Proposal 5: Adoption of The Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan

EXECUTIVE SUMMARY

The 2020 Omnibus Incentive Plan originally became effective as of October 28, 2020, and was most recently amended and restated at the 2024 Annual Meeting (the “Original Plan”). In order to continue to provide eligible officers, directors, employees, advisors and consultants of the Company and its affiliates with equity-based incentives, on January 19, the Board approved, subject to shareholder approval, the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “Plan”). The Board is submitting the Plan to the shareholders for their approval at the Annual Meeting. The Plan, if approved by shareholders, will be effective as of the date of the Annual Meeting (the “Restatement Effective Date”).

The Company believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with shareholders. If the Plan is approved by our shareholders, as of the Restatement Effective Date, the maximum number of shares that may be issued pursuant to awards granted under the Plan will be 1,198,949, less one share for every one share subject to an award granted under the Original Plan after October 4, 2025 and prior to the Restatement Effective Date. The 1,198,949 shares reflects the 632,814 shares that remained available for grant under the Original Plan as of October 4, 2025, plus 566,135 newly authorized shares. Other than the requested share increase, the only other amendment to the Plan is to extend the term to the tenth anniversary of the Restatement Effective Date.

Without approval of the Plan, the Company will be constrained in its ability to use equity as a component of its compensation philosophy, a result that would put the Company at a considerable competitive disadvantage to its direct and indirect competitors in attracting and retaining the special high level professional employees on which the Company’s success is largely dependent. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward personal and Company performance and that help meet our retention needs. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our shareholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain and motivate employees to continue to grow our business and ultimately increase shareholder value. We operate in a competitive industry and geography for employee talent and do not expect required rates of compensation to decline. One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be practical or advisable. We believe that a combination of equity and cash compensation is better for attracting, retaining and motivating employees. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business. Furthermore, we do not believe a more cash-oriented program would have the same long-term retention value or serve to align employees’ interests to those of our shareholders as effectively as a program that includes equity.

When approving the Plan, the Board considered, among other things, the following:

•	potential dilution to its current shareholders as measured by burn rate and overhang (as described in “Key Data” below); and

•	the continued importance of motivating, recruiting, and retaining key employees who are highly sought after in a very competitive job market

56 Leslie’s, Inc.

PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

REASONS FOR THE PROPOSAL

The Board unanimously recommends that the Company’s shareholders approve the Plan. The Company’s ability to grant an appropriate number of equity-based awards continues to be crucial in helping the Company compete more effectively for key employee talent. It is in the long-term interest of the Company and its shareholders to strengthen the ability to attract, motivate, and retain officers, directors, employees, advisors and consultants, and to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits, and strengthen the mutuality of interest between those persons and the Company’s shareholders.

If the Plan is not approved, the number of shares currently available under the Original Plan is not projected to be sufficient to cover all of our future equity compensation needs. Thus, if the Plan is not approved, we may not be able to provide persons eligible for awards who are presently providing services to the Company with compensation packages that are necessary to retain and motivate these individuals. In addition, if the Plan is not approved, we may not be able to provide potential new hires with compensation packages necessary to attract and motivate them. If approved, the Board believes that the shares available under the Plan will be sufficient to fund the Company’s equity compensation needs for approximately two to three years. The actual amount of time will vary depending on a number of factors, including changes in employee headcount, equity award type mix, future forfeitures and cancellations, future acquisitions, and the Company’s stock price.

KEY DATA

The following table shows certain information about the Plan (the only equity plan under which we can currently grant equity awards), including outstanding awards, as of October 4, 2025:

Number of shares that were authorized for future grant under the Plan(1)	632,814

Number of full-value awards (restricted stock units and performance-based restricted stock units) outstanding	254,262

Number of options outstanding	40,169

Weighted average remaining term of outstanding options	5.2

Weighted average exercise price of outstanding options	$394.35

(1)	As of the Restatement Effective Date, the authorization will be reduced by the number of shares granted under the Original Plan after October 4, 2025 and prior to the Restatement Effective Date.

In setting and recommending to shareholders the number of additional shares to authorize under the Plan, the Compensation Committee considered the historical number of equity awards granted under the Original Plan, as well as the company’s three- year average burn rate for the preceding three fiscal years as follows:

Fiscal Year	Stock Options Granted (A)	Full-Value Awards Granted (RSUs and PSUs) (B)	Total (A) + (B)	Basic Weighted Average Common Shares Outstanding	Burn Rate

2025	0	237,159	237,159	9,268,238	2.56%

2024	0	146,890	146,890	9,234,700	1.59%

2023	0	74,370	74,370	9,191,950	0.81%

Three-year average					1.65%

An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted, divided by the sum of (1) the approximate total common shares outstanding at the Record Date, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

granted. Our approximate overhang as of October 4, 2025 was 9.1% as a percent of fully-diluted common shares outstanding. If the Plan is approved, our approximate overhang (as a percent of fully-diluted common shares outstanding) as of that date would increase to 13.8% and then would decline over time.

PROMOTION OF GOOD CORPORATE GOVERNANCE PRACTICES

The Plan provides for the following:

•	stock options and stock appreciation rights may not have a term in excess of ten years and may not be granted at a discount to the fair market value of our common stock on the grant date;

•

other than in connection with a change in the Company’s capitalization, the Company may not, without shareholder approval, (i) amend a stock option or stock appreciation right to reduce the exercise or grant price of such outstanding awards; (ii) cancel outstanding stock options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise or grant price that is less than the exercise or grant price of the original options or stock appreciation rights; or (iii) cancel outstanding options or stock appreciation rights with an exercise or grant price above the current fair market value of a share of our common stock in exchange for cash or other securities;

•	the Company may not make a grant of an option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award;

•	no annual “evergreen” provision that automatically increases the number of shares available for issuance; instead, shareholder approval is required for any increases in the share reserve;

•	no excise tax gross-ups;

•	annual limits on compensation that may be awarded to non-employee directors;

•

shares that are reacquired, withheld or not issued by us to satisfy the exercise price or tax withholding obligation in connection with stock options or SARs, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options, and any shares with respect to which a SAR is exercised will in each case not become available again for issuance under the Plan;

•	minimum vesting periods on all award types;

•	in no event will dividends or dividend equivalents be paid with respect to unvested awards; and

•

the administrator may cancel outstanding awards or, in some cases, “clawback” awards previously granted (including, for avoidance of doubt, time-based awards), in the event of a violation of the Company’s clawback policy, in the event a participant may be terminated for cause or a participant breaches any material Company policy or agreement with the Company, and/or in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

PLAN SUMMARY

The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete statement of the Plan, which is set forth in Appendix 2 to this Proxy Statement. Shareholders are encouraged to read the text of the Plan in its entirety.

Purpose

The Plan is intended to help the Company attract and retain outstanding individuals to serve as officers, directors, employees, advisors and consultants of the Company and its affiliates, and to increase shareholder value.

Administration

The “Administrator” of the Plan means the Board or the Compensation Committee, or any committee or officer of the Company to which the Board or Committee, as applicable, has delegated authority in accordance with the terms of the Plan. The Administrator has full discretionary authority, subject to and not inconsistent with the express provisions of the Plan, to

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, but not limited, to the authority to: (i) construe and interpret the provisions of the Plan or any award agreement issued thereunder; (ii) prescribe, amend, and rescind rules and regulations relating to the Plan and/or any award; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any award, or any award agreement, in the manner and to the extent it deems desirable to carry the Plan or such award into effect; (iv) make adjustments in the terms and conditions of, and the performance goals (if any) included in, awards; (v) determine the terms and provisions of the award agreements (which need not be identical for each participant); (vi) implement black-out periods for the exercise of stock options or delay settlement of awards to a date permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and (vii) make all other determinations necessary or advisable for the administration of the Plan.

The Administrator may accelerate the vesting of an award or deem an award to be earned, in whole or in part, in the event of a participant’s death, disability (as defined by the Administrator), retirement, or termination without Cause (as defined in the Plan), as otherwise provided in the Plan, or upon any other event as determined by the Administrator in its sole and absolute discretion. All determinations made by the Administrator will be made in the sole discretion of the Administrator and are final and binding on all interested parties.

Eligible Participants

Awards may be granted to non-employee directors and officers, employees, consultants and advisors of the Company and its affiliates. As of October 4, 2025, approximately 3,790 employees, and 7 non-employee directors were eligible to participate in the Plan. The Company has a historical practice of not granting awards under the Original Plan to its advisors and consultants, and at this time does not foresee changing that practice. Options intending to qualify as “incentive stock options” within the meaning of Section 422 of the Code may only be granted to employees of the Company or any subsidiary.

Available Shares

Subject to adjustment for certain dilutive or related events and the Plan’s share counting provisions, as of the Restatement Effective Date, the maximum number of shares that may be issued pursuant to awards granted under the Plan, other than Substitute Awards (as defined below), will be 1,198,949, less one share for every one share subject to an award granted under the Original Plan after October 4, 2025 and prior to the Restatement Effective Date. The 1,198,949 shares reflects the 632,814 shares that remained available for grant under the Original Plan as of October 4, 2025, plus 566,135 newly authorized shares.

To the extent an award lapses, expires, terminates, or is cancelled without the issuance of shares under the award or is settled in cash, it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable, shares are forfeited under an award, shares are issued under any award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the shares, or after September 30, 2024, shares are tendered or withheld to satisfy federal, state, or local tax withholding obligations with respect to an award other than an option or SAR, then such shares will be recredited to the Plan’s reserve and may again be used for new awards under the Plan. Notwithstanding the foregoing, after September 30, 2024, the following shares will not be recredited to the Plan’s reserve and may not again be used for new awards under the Plan: shares not issued or delivered as a result of the net settlement of an outstanding option or SAR, shares used to pay the exercise price or withholding taxes related to any outstanding option or SAR, or shares reacquired by the Company with the amount received upon exercise of an option.

Substitute Awards will not reduce the share reserve and, in the event that an acquired entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for awards under the Plan, subject to the terms and conditions set forth in the Plan, and will not reduce the share reserve.

The aggregate maximum number of shares of common stock that may be issued on the exercise of incentive stock options is 1,198,949.

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

The maximum number of shares of common stock that may be granted during any fiscal year to any individual non-employee director for service as a non-employee director will not exceed that number of shares of common stock that has an aggregate grant date fair value (computed as of the grant date in accordance with applicable financial accounting rules) of, when added to any cash compensation received by such non-employee director for service as a non-employee director, $750,000 (excluding awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends payable in respect of outstanding awards).

Shares issued under the Plan may consist of authorized and unissued common stock of the Company or shares of common stock reacquired at any time and held as treasury stock.

Termination and Amendment

The Administrator may amend, suspend or terminate the Plan at any time, subject to shareholder approval if necessary to comply with any tax, or other applicable regulatory requirement. The Administrator may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant will not to that extent be effective without the consent of the affected participant, except as otherwise provided in the Plan. No awards may be granted after the 10th anniversary of the Restatement Effective Date, provided that ISOs may not be granted after the 10-year anniversary of the date the Board approved the Plan.

Awards

The Plan authorizes the Administrator to grant awards to eligible participants in the form of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards, or any combination of the foregoing. Awards may be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “Substitute Awards”).

Stock Options

A stock option may be granted as an incentive stock option or a non-qualified stock option. The option exercise price may not be less than the fair market value of the stock subject to the option on the date the option is granted (or, with respect to incentive stock options, may not be less than 110% of the fair market value if the recipient owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate, or a Ten Percent Shareholder), unless the option was granted as a Substitute Award. Options will not be exercisable after the expiration of ten years from the date of grant (or after five years, in the case of an incentive stock option issued to a Ten Percent Shareholder). Each award agreement will set forth the number of shares subject to each option. The purchase price of any shares acquired pursuant to an option may be payable in cash or shares of common stock valued at the fair market value at the time the option is exercised or in other property having a fair market value equal to the exercise price, by means of a broker-assisted cashless exercise mechanism, or by means of a “net exercise” procedure effected by withholding the number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price. The vesting schedule applicable to any option, including any performance conditions, and treatment on termination will be as set forth in the award agreement.

Stock Appreciation Rights

A stock appreciation right, or SAR, is a right that entitles the participant to receive, in cash, shares of stock or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the stock at the time of exercise exceeds the exercise price of the SAR. The exercise price of each SAR may not be less than the fair market value of the stock subject to the award on the date the SAR is granted, unless the SAR was granted as a Substitute Award.

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

SARs will not be exercisable after the expiration of ten years from the date of grant. Each award agreement will set forth the number of shares subject to the SAR. The vesting schedule applicable to any SAR, including any performance conditions, and treatment on termination will be as set forth in the award agreement.

Restricted Stock and Restricted Stock Units

Restricted shares are awards of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or the satisfaction of performance conditions) and terms as the Administrator deems appropriate. Restricted stock units, or RSUs, are an award denominated in units under which the issuance of shares (or cash payment in lieu thereof) is subject to such conditions (including continued employment and/or the satisfaction of performance conditions) and terms as the Administrator deems appropriate. Each award document evidencing a grant of restricted stock or RSUs will set forth the terms and conditions of each award, including vesting and forfeiture provisions, and transferability.

Other Stock Awards

The Plan permits the grant of other forms of stock awards, including awards of unrestricted shares of common stock, rights to receive grants of awards at a future date or other awards denominated in shares of common stock under such terms and conditions as the Administrator may determine and as set forth in the applicable award agreement.

Dividends and Dividend Equivalent Units

No dividends or dividend equivalents may be granted in connection with an option or stock appreciation right and no dividend or dividend equivalents granted in connection with another award will be paid or settled unless and until, and only to the extent that, the underlying award vests or is earned, as applicable.

Performance Criteria

The Administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares or units to be granted, retained, vested, issued, or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on any objective or subjective performance goals the Administrator establishes with respect to an award. Performance goals may also relate to a participant’s individual performance. The Administrator reserves the right to adjust performance goals, or modify the manner of measuring or evaluating a performance goal, for any reason the Administrator determines is appropriate. The inclusion in an award agreement of specific adjustments or modifications will not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described in the Plan, unless the award agreement provides that the adjustments or modifications described in such award agreement will be the sole adjustments or modifications.

Transferability

No award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Administrator permits the award to be transferred in accordance with the terms of the Plan.

Minimum Vesting Requirements

Notwithstanding any other provision of the Plan to the contrary, stock awards granted under the Plan may not vest prior to the one-year anniversary of the date of grant except (i) with respect to an award that is granted in connection with a merger or other acquisition as a substitute or replacement award for awards held by grantees of the acquired business, (ii) with respect to shares of common stock delivered in lieu of fully vested cash awards, and (iii) with respect to an award granted to a non-employee director that vests on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting; provided, that up to 5% of the aggregate

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

number of shares authorized for issuance under the Plan may be issued pursuant to awards subject to any, or no, vesting conditions, as the administrator determines appropriate; and, provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of termination of employment, retirement, death, disability or a change in control, in the terms of the award or otherwise.

Clawback

If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a participant to disgorge or forfeit to the Company that portion of time-and/or performance-based awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. Further, the administrator has the full power and authority to terminate or cause a participant to forfeit an Award, and require the participant to disgorge to the Company any gains attributable to the award, if the Participant engages in any action constituting, as determined by the administrator in its discretion, cause for termination, or a breach of a material Company policy, any award agreement, or any other agreement between the participant and the Company concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations. Additionally, any awards granted pursuant to the Plan, and any stock issued or cash paid pursuant to an award, are subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation, or listing standards to, the Company from time to time.

Adjustments of and Changes in the Stock

In the event of any change in the capitalization of the Company, the Administrator will make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the Plan, the number of shares covered by awards then outstanding under the Plan, the limitations on awards under the Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

In the event of Change of Control (as defined in the Plan), if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any participant (or other person with rights in an award), some or all outstanding awards may be assumed, or replaced with a substantially equivalent type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction, subject to the following requirements (and subject to the terms of the applicable award agreement):

(A)

Each award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the participant upon the consummation of such Change of Control had the award been exercised, vested, or earned immediately prior to such Change of Control (or cash, other property and/or any combination of the foregoing that have an equivalent value, as determined by the Administrator), and such other appropriate adjustments in the terms and conditions of the award shall be made. If, as of the date of the occurrence of such Change in Control, the Administrator determines in good faith that no amount would have been attained upon the exercise, vesting, or settlement of an award, then such award may be terminated by the Company without payment.

(B)

Upon the participant’s termination of employment within two (2) years following the Change of Control (I) by the successor or surviving corporation without Cause (other than due to death or disability) or (II) by the participant for “good reason” (as defined in any award agreement or any employment, retention, change of control, severance, or similar agreement between the participant and the Company or any affiliate, if any), all of the participant’s awards granted under the Plan that are in effect as of the date of such termination will vest in full or be deemed earned in full (assuming target performance goals provided under such award were met, if applicable) effective on the date of such termination. In the event of any other termination of employment within two (2) years after a Change of Control, the terms of the award agreement will control.

To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the awards or issue replacement awards (including, for the avoidance of doubt, by reason of a participant’s

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

termination of employment in connection with the Change of Control), then immediately prior to the date of the Change of Control, unless the Administrator otherwise determines (and subject to the terms of the applicable award agreement):

(A)

Each option or SAR that is then held by a participant who is employed by or in the service of the Company or an affiliate will become immediately and fully vested, and, unless otherwise determined by the Board or Administrator, all options and SARs will be cancelled on the date of the Change of Control in exchange for a payment (in cash and/or property) equal to the excess of the Change of Control Price (as defined in the Plan) of the shares covered by the option or SAR that is so cancelled over the purchase or grant price of such shares under the award; provided, however, that all options and SARs that have a purchase or grant price that is equal to or greater than the Change of Control Price will be cancelled for no consideration;

(B)	Restricted stock and RSUs (that are not performance awards) that are not then vested will vest in full;

(C)

All performance shares, performance units, and cash incentive awards for which the performance period has expired will be paid based on actual performance (and assuming all employment or other requirements had been met in full); and all performance shares, performance units, and cash incentive awards for which the performance period has not expired will be cancelled in exchange for a payment (in cash and/or property) equal to the amount that would have been due under such award(s), valued assuming that the target performance goals had been met at the time of such Change of Control, but prorated based on the number of full months in the performance period that have elapsed as of the date of the Change of Control;

(D)	All dividend equivalent units that are not vested will vest (to the same extent as the award granted in tandem with the dividend equivalent unit, if applicable) and be paid; and

(E)	All other awards that are not vested will vest and if an amount is payable under such vested award, such amount will be paid in cash and/or property based on the value of the award.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by participants, who are urged to consult their individual tax advisors.

Stock Options

Incentive stock options (“ISOs”) and nonstatutory stock options (“NQSOs”) are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date (the “Spread Value”) will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to the exercise of an ISO before satisfying these holding periods and there is Spread Value, the optionee will recognize both ordinary income and capital gain on the Spread Value in the year of disposition. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the Spread Value on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

recognized by the optionee as ordinary income. The optionee’s gain (or loss) on a subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for more than one year following exercise. The Company does not receive a deduction for any such gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the Spread Value on the amount of any cash paid or the fair market value of any shares received. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units

Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or stock units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election.

Company Deduction and Section 162(m)

Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant who is an employee in connection with awards made under the Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

PLAN BENEFITS; MARKET VALUE OF SECURITIES

The benefits that will be awarded or paid in the future under the Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. However, each non-employee director is expected to receive an annual award of restricted stock units on the date of the Annual Meeting of Shareholders with a target value of approximately $125,000. As of January [●], 2025, the closing price of a share of the Company’s common stock was $[●]. The following table sets forth, with respect to the individuals and groups named below: the aggregate number of shares of common stock subject to options granted under the Original Plan (whether or not outstanding, vested or forfeited, as applicable) as of January 1, 2026, and the aggregate number of shares subject to awards of restricted stock units granted under the Original Plan, including those subject to achievement of performance conditions reported at target (whether or not outstanding, vested or forfeited, as applicable) as of January 1, 2026.

Name of Individual or Group	Number of Options Grants (#)	Number of Shares subject to Stock Awards (#)

Jason McDonell Chief Executive Officer and Director	46,449	89,841

Scott Bowman Former Chief Financial Officer	-	19,416

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

Name of Individual or Group	Number of Options Grants (#)	Number of Shares subject to Stock Awards (#)

Tony Iskander Former Interim Chief Financial Officer	-	-

Naomi Cramer Chief Retail Operations & Talent Officer	8,914	41,562

Moyo LaBode Former Chief Merchandising & Supply Chain Officer	13,750	17,867

All current executive officers as a group	84,897	204,096

All current non-employee directors as a group	-	64,279

Each nominee for Election as a Director	-

Seth Estep	-	8,567

Lorna Naglor	-	8,732

John Strain	-	10,713

John Hartmann	-	-

Each associate of any such directors, executive offers, or nominees	-	-

Each other person who received or is to receive five percent of such options, warrants or rights	-	-

All other current employees (including all current officers who are not executive officers) as a group	75,152	199,181

REGISTRATION WITH THE SEC

We intend to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the Plan in the second or third quarter of calendar year 2026.

REQUIRED VOTE

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal is required for the approval of the Plan.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” the approval of the Company’s Amended and Restated 2020 Omnibus Incentive Plan.

Our Board recommends a vote “FOR” the approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan.

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PROPOSAL 5: ADOPTION OF THE LESLIE’S, INC. AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

Equity Compensation Plan Information

The Company currently maintains the 2020 Omnibus Incentive Plan.

The following table sets forth for the Company’s equity compensation plan, the number of shares of Common Stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future grant awards as of October 4, 2025.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	294,431 (1)	$394.35 (2)	632,814

Equity compensation plan not approved by security holders	-	-	-

Total	294,431		632,814

(1)	These shares were subject to option awards, RSUs and PSUs then outstanding under the 2020 Omnibus Incentive Plan.

(2)	Current strike price for the option awards.

66 Leslie’s, Inc.

Certain Relationships and Related Party Transactions

POLICIES AND PROCEDURES FOR THE COMPANY’S RELATED PERSON TRANSACTIONS

Our Audit Committee charter provides that our Audit Committee must review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, in accordance with Company policies and procedures.

Related person transaction policy

We have adopted a written Related Party Transaction Policy that sets forth our policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposed transaction, our Audit Committee or other independent body of our Board considers the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this Proxy Statement, below we describe transactions since October 1, 2023 to which we were a party or will be a party, and in which:

•	the amounts exceeded or will exceed the lesser of $120,000 or 1% of average total assets at year-end for the last two completed fiscal years; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification agreements

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and amended and restated bylaws provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Director family relationship

There are no family relationships among any of our directors or executive officers. Stephen Ortega, a former employee of the Company who served as a Category Director, is the son of Steven Ortega, the former Chairman of the Board. During fiscal year 2024, Stephen Ortega earned approximately $134,000 in compensation. He was also granted restricted stock units with respect to

Proxy Statement and Annual Meeting Report 2026	67

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

3,600 RSUs, vesting over a four-year period. During fiscal year 2025, Stephen Ortega earned approximately $142,000 in compensation. He was also granted restricted stock units with respect to 7,992 RSUs, vesting over a three-year period. The RSUs described in this paragraph are described in amounts not accounting for the Company’s reverse stock split in September 2025. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Agreement with Stambrisk Consulting LLC

We previously engaged the services of Stambrisk Consulting LLC, of which Tony Iskander, our former Interim Chief Financial Officer, is the co-founder and managing partner, to perform finance and accounting consulting services for us. During fiscal year 2025, we paid approximately $357,000 to Stambrisk Consulting LLC. The fees we paid were based solely on the hourly fees of the consultants performing services for us and reimbursement of expenses. The Audit Committee reviewed the cost, purpose, and benefits of the transaction, the terms of the transaction, and the availability of other sources for comparable services, and approved the transaction with Stambrisk Consulting LLC in accordance with our Related Party Transactions Policy as described above.

68 Leslie’s, Inc.

Beneficial Ownership of Securities

The following table sets forth information with respect to the beneficial ownership of our shares as of December 31, 2025 (unless otherwise indicated in the footnotes) by:

•	each of our NEOs;

•	each of our current directors;

•	all of our current directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than five percent of our outstanding capital stock (by number or by voting power).

Except as indicated in the footnotes below, we have determined beneficial ownership in accordance with the rules and regulations of the SEC, which generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 9,315,970 shares of common stock outstanding as of December 31, 2025. RSUs that will vest within 60 days of December 31, 2025 or options that are exercisable or exercisable within 60 days of December 31, 2025 are considered to be shares outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals named below is Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Name and Address of Beneficial Owners	Number of Shares	%

Jason McDonell	3,578	*	*

Jeff White	1,314	*	*

Scott Bowman	2,557	*	*

Tony Iskander	3,299	*	*

Naomi Cramer	3,719	*	*

Moyo LaBode	5,899	*	*

Yolanda Daniel	2,513	*	*

Seth Estep	2,146	*	*

Lorna E. Nagler	1,451	*	*

Maile Naylor	2,017	*	*

Susan O’Farrell	3,788	*	*

John Strain (1)	18,846	*	*

Claire Spofford	3,702	*	*

All directors and executive officers as a group (14 individuals)	44,614	*	*

Ariel Investments, LLC (2)	2,943,963	31.6%

Proxy Statement and Annual Meeting Report 2026	69

BENEFICIAL OWNERSHIP OF SECURITIES

**	Less than one percent.
(1)	Mr. Strain’s number of shares includes shares totaling 13,500 held by the Strain Family Revocable Trust.
(2)

Based solely on the information disclosed in a Schedule 13G filed by Ariel Investments, LLC on October 7, 2025. The number of shares reported is as of September 30, 2025. Ariel Investments, LLC reported sole power to vote or direct the vote over 2,863,578 shares of our common stock and sole power to dispose or direct the disposition over 2,943,963 shares of our common stock. The principal business address for Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC reports of ownership of Company securities and changes in reported ownership. Based on a review of reports filed with the SEC, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during fiscal year 2025, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a) except that one report, covering a total of one transaction, was filed late by Ms. College due to an administrative error.

70 Leslie’s, Inc.

Questions and Answers About the Annual Meeting

This Proxy Statement is being provided to you in connection with the solicitation of proxies by the Board of the Company for use at the Annual Meeting to be held on Tuesday, March [24], 2026 at 12:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

WHERE IS THE ANNUAL MEETING BEING HELD?

We are pleased to inform you that this year’s meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.proxypush.com/LESL.

Our Board considers the appropriate format for our annual meeting of shareholders on an annual basis. We are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and Leslie’s. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe that a virtual meeting allows our shareholders to have robust engagement with Leslie’s, and is in the best interests of our shareholders at this time.

HOW CAN I PARTICIPATE IN AND VOTE AT THE ANNUAL MEETING ONLINE?

Shareholders of record as of 5:00 p.m. Eastern Time on January [●], 2026, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions during the meeting, shareholders of record should go to the Annual Meeting website at www.proxypush.com/LESL, enter the 16-digit control number found on your accompanying proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the www.proxypush.com/LESL website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 12:00 p.m. Eastern Time on Tuesday, March [24], 2026. Online check-in will begin at approximately 11:45 a.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before the Annual Meeting at www.proxypush.com/LESL and during the Annual Meeting through the meeting website. We plan to answer as many questions as possible during the time permitted. If a question is not answered due to time constraints, the Company encourages shareholders to contact the Company’s Investor Relations at investorrelations@lesl.com. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to one question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Shareholder questions that are not pertinent to the Company’s business or to Annual Meeting matters, or that contain derogatory references to individuals, further the shareholder’s personal or business interests, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. In addition, please note that unauthorized recording of the meeting is prohibited. More information regarding the

Proxy Statement and Annual Meeting Report 2026	71

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

question and answer process, including the number and types of questions permitted, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

Shareholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the three directors named in this Proxy Statement to serve as Class II directors on the Board until the 2027 Annual Meeting or until their successors are duly elected and qualified, and to elect the one director named in this Proxy Statement to serve as a Class III director on the Board until the 2027 Annual Meeting or until his successor is duly elected and qualified;

2.	To ratify the selection by our Audit Committee of EY to serve as our independent registered public accounting firm for the fiscal year ending October 3, 2026;

3.	To approve, on a non-binding, advisory basis, the compensation of our NEOs;

4.	To approve amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements; and

5.	To approve the adoption of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan.

We will also consider any other business that properly comes before the Annual Meeting.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

Our Board unanimously recommends that shareholders vote “FOR” each nominee for director, “FOR” the ratification of the selection of EY as our independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, “FOR” the approval of amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements, and “FOR” the adoption of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan.

WHO MAY VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS?

Shareholders who owned shares of the Company’s common stock, par value $0.001 per share, as of 5:00 p.m. Eastern Time on January [●], 2026 are entitled to vote at the Annual Meeting. As of the record date, there were [●] shares of our common stock issued and outstanding.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present in person or represented by proxy.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for

72 Leslie’s, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

WHAT IS THE PROXY CARD?

The proxy card enables you to appoint Jason McDonell, our CEO, and Benjamin Lindquist, our SVP, General Counsel & Corporate Secretary, as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Messrs. McDonell, and Lindquist to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY?

Pursuant to SEC rules, we are furnishing the proxy materials to our shareholders primarily via the internet instead of mailing printed copies. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the internet, how to request a printed set of proxy materials and how to vote your shares.

IF I AM A SHAREHOLDER OF RECORD OF THE COMPANY’S SHARES, HOW DO I VOTE?

Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card.

•	Online at www.proxypush.com/LESL.

•	By telephone, at 1-866-286-3497.

During the Annual Meeting, you may vote online at www.proxypush.com/LESL.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?

Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If a brokerage firm does not receive specific instructions, it may in some cases vote the shares in its discretion, but is not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions.

Voting your shares will help to ensure that your interests are represented at the meeting. If you do not provide voting instructions and your brokerage firm elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the brokerage firm does not vote. In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, your shares will still be counted for purposes of determining if a quorum is present, but they will not be considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.

Proxy Statement and Annual Meeting Report 2026	73

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT ARE BROKER NON-VOTES?

A broker non-vote occurs with respect to a proposal when a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals without instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal, but broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card and sign the proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (see “How Does the Board of Directors Recommend that I Vote,” above).

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, assuming that a quorum is present, the nominees who receive the highest number of shares voted “FOR” his or her election are elected. A “WITHHOLD” vote against a director will have no direct effect on his or her election. Broker non-votes, if any, will have no effect on this proposal.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE OTHER PROPOSALS?

Assuming that a quorum is present:

•

Approval of Proposal 2, to ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending October 3, 2026 requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal. Broker non-votes, if any, will have no effect on this proposal.

•

Approval of Proposal 3, to approve on a non-binding, advisory basis, the compensation of our NEOs requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes, if any, will have no effect on this proposal.

•

Approval of Proposal 4, to approve amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements, requires the affirmative vote of at least 66 2/3% of the voting power of the shares outstanding as of the record date. Abstentions and broker non-votes will have the effect of votes “against” this proposal.

•

Approval of Proposal 5, to adopt the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan, requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes, if any, will have no effect on this proposal.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 a written notice of revocation prior to the Annual Meeting.

74 Leslie’s, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

WHAT HAPPENS IF I DO NOT INDICATE HOW TO VOTE MY PROXY?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees, “FOR” the ratification of EY to serve as our independent registered public accounting firm for the fiscal year ending October 3, 2026, “FOR” the approval on a non-binding, advisory basis, of the compensation of our NEOs, “FOR” the adoption of the Eighth Amended and Restated Certificate of Incorporation, and “FOR” the adoption of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan.

IS MY VOTE KEPT CONFIDENTIAL?

Proxies, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed except (1) as may be necessary to meet legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to management.

WHERE DO I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

Proxy Statement and Annual Meeting Report 2026	75

Other Matters

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this Proxy Statement. The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting of Shareholders and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our Proxy Statement and form of proxy for submission to the shareholders at the 2026 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than October 2, 2026.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting (but not for inclusion in the Proxy Statement). Notice of a nomination or proposal must provide the information set forth in our bylaws (which includes the information required under Rule 14a-19 with respect to nominations) must be delivered to the Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if for any reason the Annual Meeting does not occur, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for the 2026 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than 5:00 p.m. Mountain Time on December 24, 2026 and no earlier than 5:00 p.m. Mountain Time on November 24, 2026. Nominations and proposals also must satisfy the other requirements set forth in the bylaws.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of our proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K, to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if shareholders prefer to receive multiple sets of our proxy materials at the same address this year or in future years, shareholders should follow the instructions described below and they will promptly receive additional copies. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of proxy materials, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact our Corporate Secretary at our offices by sending a written request to 2005 East Indian School Road, Phoenix, Arizona 85016 or calling 602-366-3999, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

76 Leslie’s, Inc.

OTHER MATTERS

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

Upon written or oral request, we will provide you, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended October 4, 2025, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Proxy Statement and Annual Meeting Report 2026	77

APPENDIX 1

CERTIFICATE OF AMENDMENT TO

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LESLIE’S, INC.

Leslie’s, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. Article V of the of the Corporation’s Seventh Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate”) is hereby deleted in its entirety and the following is inserted in lieu thereof:

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. The Corporation reserves the right at any time, and from time to time, to alter, amend, repeal or rescind, in whole or in part, any provision of this Certificate of Incorporation, or to adopt any provision inconsistent therewith and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, any amendment effecting changes set forth in (i) Section 242(d)(1) of the DGCL can be effected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2) of the DGCL. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Certificate of Incorporation, except for Article IX, (i) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign and (ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

2. Subpart C of Article VI of the Certificate is hereby deleted in its entirety and the following is inserted in lieu thereof:

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time, but only for cause until the 2027 Annual Meeting and with or without cause thereafter.

3. Except as amended hereby, the provisions of the Certificate shall remain in full force and effect.

4. The amendments to the Certificate set forth in this Certificate of Amendment were duly authorized and adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Proxy Statement and Annual Meeting Report 2026	A1-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer on this [●] day of [●], 2026.

By:
Name: Benjamin Lindquist
Title: SVP, General Counsel & Corporate Secretary

*  *  *

A1-2 Leslie’s, Inc.

APPENDIX 2

LESLIE’S, INC.

AMENDED AND RESTATED 2020 OMNIBUS INCENTIVE PLAN

1. Purpose and Effective Date.

(a) Purpose. This Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees, advisors and consultants of the Company and its Affiliates, that now exist or hereafter are organized or acquired, and (ii) to increase stockholder value. This Plan will provide participants incentives to increase stockholder value by offering the opportunity to acquire Shares, receive monetary payments based on the value of the Stock, or receive other incentive compensation, on the terms that this Plan provides.

(b) Effective Date. This Plan came into existence on the Effective Date and was most recently amended and restated on the Restatement Effective Date. This Plan will terminate as provided in Section 15.

2. Definitions. Capitalized terms used and not otherwise defined in this Plan, or in any Award Agreement, have the following meanings:

(a) “Administrator” means the Board or the Committee; provided, that, to the extent the Board or the Committee has delegated its authority and responsibility as an Administrator of this Plan to one or more committees or officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such committee(s) and/or officer(s).

(b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company (within the meaning of Code Sections 414(b) or (c)); provided, that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Applicable Exchange” means the national securities exchange or automated trading system on which the Stock is principally traded at the applicable time.

(d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, or any other type of award permitted under this Plan.

(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other specified requirements are met), as described in Section 10.

(h) “Cause”, with respect to a Participant, shall have the meaning given in an Award Agreement, or, if none, shall mean one of the following, which are listed in the order in which determination of such meaning is to be made:

(i) the meaning given in a Participant’s employment, retention, change of control, severance, or similar agreement with the Company or any Affiliate; or, if none, then

(ii) the meaning given in the Company’s employment policies as in effect at the time of the determination (or if the determination of Cause is being made within two (2) years following a Change of Control, the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control); or, if none, then

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(iii) the occurrence of any of the following: (A) the repeated failure or refusal of the Participant to follow the lawful directives of the Company or an Affiliate (except due to the Participant’s sickness, injury, or disabilities), (B) gross inattention to duty or any other willful, reckless, or grossly negligent act (or omission to act) by the Participant, which, in the good faith judgment of the Company, could result in a material injury (financial, reputational, or otherwise) to the Company or an Affiliate, including, but not limited to, the repeated failure to follow the policies and procedures of the Company, or (C) the commission by the Participant of a felony, any crime involving moral turpitude, or an act of financial dishonesty against the Company or an Affiliate.

(i) A “Change of Control” shall have the meaning given in an Award Agreement, or, if none, shall be deemed to occur if, following the Effective Date, and excluding the transaction pursuant to which the Company became a separate public corporation for the first time:

(i) a Person (other than an Excluded Person) acquires, in any single transaction or series of related transactions, more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company, other than pursuant to a transaction described in clause (iv) below that is not considered to be a Change in Control pursuant to such clause (iv); or

(ii) Continuing Directors shall, at any time, cease to constitute a majority of the Board; or

(iii) the consummation of the sale or other disposition, in any single transaction or series of related transactions, of assets representing more than seventy- five percent (75%) of all of the assets of the Company and its subsidiaries (on a consolidated basis); or

(iv) there is consummated a merger, consolidation, or share exchange of the Company with any other entity, or the issuance of voting securities of the Company in connection with a merger, consolidation, or share exchange of the Company (or any direct or indirect Subsidiary), other than (A) a merger, consolidation, or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation, or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation, or share exchange, in substantially the same proportions as immediately before the relevant transaction, or (B) a merger, consolidation, or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date pursuant to express authorization by the Board) representing fifty percent (50%) or more of either the then-outstanding shares of Stock or the Company or the combined voting power of the Company’s then-outstanding voting securities.

For purposes of this Plan, (I) the term “Continuing Director” shall mean a member of the Board who either (x) was a member of the Board on the Effective Date or (y) subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office (excluding, however, a Director whose election, or nomination for election, occurred as the result of an actual or threatened proxy contest), and (II) the term “Excluded Person” shall mean (w) the Company or its subsidiaries, (x) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, including, for the avoidance of doubt, one or more employee stock ownership plans, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

Notwithstanding any other provision of this Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation” subject to the provisions of Code Section 409A, an event shall not be considered to be a Change of Control under this Plan for purposes of triggering payment of such Award, unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, within the meaning of Code Section 409A, and the Administrator may include such amended definition in the Award Agreement issued with respect to such Award.

A2-2 Leslie’s, Inc.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and any regulations or other interpretive guidance promulgated under such provision.

(k) “Committee” means the Compensation Committee of the Board, any successor committee thereto, or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) to the extent necessary for this Plan and Awards to comply with Rule 16b-3 promulgated under the Exchange Act. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance with the requirements of Rule 16b-3 shall not affect the validity of the Awards, grants, interpretations, or other actions of the Committee.

(l) “Company” means Leslie’s, Inc., a Delaware corporation, or any successor thereto.

(m) “Director” means a member of the Board.

(n) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

(o) “Effective Date” means the day the Board originally adopted this Plan.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q) “Fair Market Value” means a price that is based on the opening, closing, actual, high, or low sale price, or the arithmetic mean of the selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within thirty (30) days before or thirty (30) days after the applicable date, as determined by the Board or the Committee in its discretion; provided, that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A- 1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Board or the Committee and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, that, if the Board or the Committee does not specify a different method, the Fair Market Value of a Share as of a given date shall be the closing sale price as of the trading day immediately preceding the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Stock is not traded on a national securities exchange at the time of grant or other applicable event, the Committee shall determine in good faith the Fair Market Value in the manner it considers appropriate in its sole discretion. Notwithstanding the foregoing, in the case of an actual sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.

(r) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422.

(s) “Non-Employee Director” means a Director who is not also an employee of the Company or one of its Subsidiaries.

(t) “NQSO” means any Option that is not designated, or does not qualify, as an ISO.

(u) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(w) “Participant” means an individual selected by the Administrator to receive an Award.

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(x) “Performance Goals” means any objective or subjective performance goals the Administrator establishes with respect to an Award. Performance Goals may also relate to a Participant’s individual performance. The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate. The inclusion in an Award Agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award Agreement provides that the adjustments or modifications described in such Award Agreement shall be the sole adjustments or modifications.

(y) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other specified requirements are met).

(z) “Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other specified requirements are met).

(aa) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(bb) “Plan” means this Leslie’s, Inc. Amended & Restated 2020 Omnibus Incentive Plan, as it may be amended from time to time.

(cc) “Restatement Effective Date” means the day the Company’s shareholders approve the Plan, as amended and restated, at the 2026 Annual Meeting of Shareholders.

(dd) “Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

(ee) “Restricted Stock Unit” means the right to receive one (1) Share or a cash payment the value of which is equal to the Fair Market Value of one (1) Share.

(ff) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(gg) “Share” means a share of Stock.

(hh) “Stock” means the common stock of the Company.

(ii) “Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(jj) “Subsidiary” means any corporation, limited liability company, or other limited liability entity in an unbroken chain of entities beginning with the Company, if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(kk) “Substitute Award” means an Award granted in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or Affiliate with which the Company or any Subsidiary or Affiliate combines.

(ll) “Ten Percent Shareholder” means a Person owning stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent, or any Subsidiary.

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3. Administration.

(a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, but not limited, to the authority to: (i) construe and interpret the provisions of this Plan or any Award Agreement issued hereunder; (ii) prescribe, amend, and rescind rules and regulations relating to this Plan and/or any Award; (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, or any Award Agreement, in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; (iv) make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; (v) determine the terms and provisions of the Award Agreements (which need not be identical for each Participant); (vi) implement black-out periods for the exercise of Options or delay settlement of Awards to a date permitted by Code Section 409A; and (vii) make all other determinations necessary or advisable for the administration of this Plan. All determinations made by the Administrator shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to a subcommittee of the Committee or to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of this Plan; provided, that, no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised, unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee, subcommittee, or one or more officers, to the extent of such delegation.

(c) No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to this Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case, done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.

4. Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: (a) any officer or other employee of the Company or any of its Affiliates; (b) any individual whom the Company or an Affiliate has engaged to become an officer or employee of the Company or any of its Affiliates; (c) any consultant or advisor who provides services to the Company or any of its Affiliates; (d) any individual whom the Company or an Affiliate has engaged to become a consultant or advisor to the Company or any of its Affiliates; (e) any Director, including a Non-Employee Director; or (f) any individual whom the Company has engaged to become a Non-Employee Director; provided, that, any individual described in clauses (b), (d) or (f) must actually become so employed or engaged in order to receive an Award hereunder. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5. Types of Awards; Minimum Vesting Restriction.

(a) Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant and determine the terms, conditions, restrictions, and performance criteria relating to any Award (including, without limitation, whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered), but only employees of the Company or a Subsidiary may receive grants of ISOs. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

(b) Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards, and (iii) Awards to Directors that vest on the earlier of the one year anniversary of

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the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Administrator may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 6(a) (subject to adjustment under Section 17); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change of Control, in the terms of the Award or otherwise.

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17 and the Share counting provisions below, as of the Restatement Effective Date, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan, other than Substitute Awards, shall be 1,198,949,4 less one Share for every one Share subject to an Award granted under the Plan after October 4, 2025 and prior to the Restatement Effective Date. Out of such aggregate, the maximum number of Shares that may be covered by ISOs shall not exceed 1,198,949 Shares, subject to adjustment as provided in Section 17. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.

(b) Depletion and Replenishment of Shares Under this Plan.

(i) The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. Notwithstanding the foregoing, an Award that may be settled solely in cash shall not cause any depletion of this Plan’s Share reserve at the time such Award is granted.

(ii) To the extent (A) an Award lapses, expires, terminates, or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis) or is settled in cash, (B) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable, (C) Shares are forfeited under an Award, (D) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or (E) after September 30, 2023, Shares are tendered or withheld to satisfy federal, state, or local tax withholding obligations with respect to an Award other than an Option or SAR, then such Shares shall be recredited to this Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to this Plan’s reserve pursuant to clauses (D) or (E)may not be issued pursuant to ISOs. Notwithstanding the foregoing, after September 30, 2023, the following Shares shall not be recredited to this Plan’s reserve and may not again be used for new Awards under this Plan: (x) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (y) Shares used to pay the exercise price or withholding taxes related to any outstanding Option or SAR, or (z) Shares reacquired by the Company with the amount received upon exercise of an Option.

(c) Non-Employee Director Award Limitation. Subject to adjustment as provided in Section 17, the maximum number of Shares that may be granted during any fiscal year to any individual Non-Employee Director for service as a Non-Employee Director shall not exceed that number of Shares that has an aggregate grant date fair value (computed as of the grant date in accordance with applicable financial accounting rules) of, when added to any cash compensation received by such Non-Employee Director for service as a Non-Employee Director, $750,000 (excluding Awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends payable in respect of outstanding Awards).

(d) Substitute Awards. Notwithstanding any other provision of the Plan to the contrary, the Administrator may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an acquired entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine

[4]	The 1,198,949 Shares reflects 632,814 Shares that remained available for grant under the Plan as of October 4, 2025, plus 566,135 newly authorized Shares.

A2-6 Leslie’s, Inc.

the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall be made only to persons who were not employees or directors of the Company prior to such acquisition or combination.

7. Options.

(a) Type of Award; Terms and Conditions. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including, but not limited to: (i) whether the Option is an ISO (which meets the requirements of Code Section 422) or an NQSO (which does not meet the requirements of Code Section 422); (ii) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (iii) the number of Shares subject to the Option; (iv) the exercise price, which, other than in the case of Substitute Awards, may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (v) subject to Section 5(b), the terms and conditions of vesting and exercise; (vi) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (vii) the manner of payment of the exercise price. In all other respects, the terms of any Option intended to qualify as an ISO must comply with the provisions of Code Section 422. If an Option that is intended to be an ISO fails, for any reason, to meet the requirements thereof, the Option shall automatically be treated as an NQSO to the extent of such failure. To the extent previously approved by the Administrator (which approval may be set forth in an Award Agreement or in administrative rules), and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (A) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (B) by delivery to the Company or its designated agent of an executed irrevocable option exercise form, together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (C) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (D) by any combination of clauses (A), (B), and/or (C). Except to the extent otherwise set forth in an Award Agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option, unless and until the Option is exercised, the exercise price and applicable withholding taxes are paid, and the Shares subject to the Option are issued thereunder. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the Shares acquired upon exercise of such Options, as the Administrator may prescribe in its discretion or as may be required by applicable law.

(b) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year, under this Plan and/or any other stock option plan of the Company, its Parent, or any Subsidiary, exceeds $100,000, such Options shall be treated as NQSOs. In addition, if a Participant does not remain employed by the Company, its Parent, or any Subsidiary at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an NQSO. If an ISO is granted to a Ten Percent Shareholder, the per share exercise price shall not be less than 110% of the Fair Market Value of a Share on the date of grant of such ISO. The term of an ISO granted to a Ten Percent Shareholder may not exceed five (5) years. Should the foregoing provisions not be necessary in order for an Option to qualify as an ISO, or should any additional provisions be required, the Administrator may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including, but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares to which the SAR relates; (c) the grant price, which, other than in the case of Substitute Awards, may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) subject to Section 5(b), the terms and conditions of exercise or maturity, including vesting; (e) the term, provided, that, a SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares, or a combination thereof.

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9. Performance and Stock Awards. Subject to the terms of this Plan (including Section 11 regarding Dividends and Dividend Equivalent Units), the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units, including, but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) subject to Section 5(b), the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares.

10. Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including, but not limited to, the Performance Goals, performance period, the potential amount payable, and the timing/conditions of payment.

11. Dividends and Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including, but not limited to, whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; (c) the Award will be settled in cash or Shares; and (d) as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; provided, that, Dividend or Dividend Equivalent Units may not be granted in connection with an Option or Stock Appreciation Right; and, provided, further, that no Dividend or Dividend Equivalent Unit granted in connection with another Award shall provide for payment prior to the date such Award vests or is earned, as applicable.

12. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

13. Discretion to Accelerate Vesting. The Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, disability (as defined by the Administrator), retirement, or termination without Cause, or as provided in Section 17(c), or upon any other event as determined by the Administrator in its sole and absolute discretion.

14. Transferability. Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above, the Participant may not receive consideration for such a transfer of an Award.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on, and no further Awards may be granted under this Plan after, the tenth (10th) anniversary of the Restatement Effective Date. Notwithstanding the foregoing, no ISOs may be granted more than ten (10) years after the earlier of approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

(b) Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue, or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

A2-8 Leslie’s, Inc.

(ii) stockholders must approve any amendment of this Plan (which may include an amendment to materially increase the number of Shares specified in Section 6(a), except as permitted by Section 17) to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of the Applicable Exchange, or (D) any other applicable law; and

(iii) stockholders must approve an amendment that would diminish the protections afforded by Section 15(e).

If the Board or the Administrator takes any action under this Plan that is not, at the time of such action, authorized by this Plan, but that could be authorized by this Plan, as amended by the Board or the Administrator, as applicable, the Board or Administrator action will be deemed to constitute an amendment to this Plan to authorize such action to the extent permissible under applicable law and the requirements of any principal securities exchange or market on which the Shares are then traded.

(c) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend, or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided, that, except as otherwise provided in this Plan or the Award Agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii) Notwithstanding anything to the contrary in an Award Agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of a material Company policy, any Award Agreement, or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations.

(iii) If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a Participant to disgorge or forfeit to the Company that portion of time- and/or performance-based Awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. In the case of time-based Awards, a recoupment may occur, in the Committee’s sole discretion, if the Committee concludes that the grant, earning and/or vesting of the Awards would not have been made, or would have been lower had they been based on the restated results, and it is possible to clearly compute the amount of such lesser award. The amount to be recouped shall be determined by the Committee in its sole and absolute discretion, and the form of such recoupment may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Any decision by the Committee that no recoupment shall occur because of difficulties of computation or otherwise shall not be reviewable. This restatement-related recoupment policy shall apply to Awards granted on or after the 2024 Annual Meeting of Shareholders.

Proxy Statement and Annual Meeting Report 2026	A2-9

(iv) Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation, or listing standards to, the Company from time to time.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer this Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting, or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement, or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements, or alternative versions must comply with the provisions of Section 15(b)(ii).

16. Taxes.

(a) Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state, or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment, or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by:

(i) If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation;

(ii) If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award Agreement or in administrative rules), and subject to such procedures as the Administrator may specify, (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (I) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (II) tender back Shares received in connection with such Award or (III) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided, that, the amount to be withheld under this clause (ii) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or

(iii) Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from

A2-10 Leslie’s, Inc.

Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend, or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment and Change of Control Provisions.

(a) Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a stockholder rights agreement), or other property; (iii) the Company shall effect an extraordinary or large non-recurring cash dividend, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6(a)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of an ISO, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b), unless otherwise determined by the Administrator. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are deemed necessary by the Administrator to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination, or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if this Plan will continue in effect), the number and kind of shares of stock, other securities, cash, or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Effect of Change of Control.

(i) Upon a Change of Control, if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any Participant (or other person with rights in an Award), some or all outstanding Awards may be assumed, or

Proxy Statement and Annual Meeting Report 2026	A2-11

replaced with a substantially equivalent type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction, subject to the following requirements (and subject to terms of the applicable Award Agreement):

(A) Each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested, or earned immediately prior to such Change of Control (or cash, other property and/or any combination of the foregoing that have an equivalent value, as determined by the Administrator), and such other appropriate adjustments in the terms and conditions of the Award shall be made. For the avoidance of doubt, if, as of the date of the occurrence of such Change in Control, the Administrator determines in good faith that no amount would have been attained upon the exercise, vesting, or settlement of an Award, then such Award may be terminated by the Company without payment.

(B) Upon the Participant’s termination of employment within two (2) years following the Change of Control (I) by the successor or surviving corporation without Cause (other than due to death or disability) or (II) by the Participant for “good reason” (as defined in any Award Agreement or any employment, retention, change of control, severance, or similar agreement between the Participant and the Company or any Affiliate, if any), all of the Participant’s Awards granted under this Plan that are in effect as of the date of such termination shall vest in full or be deemed earned in full (assuming target performance goals provided under such Award were met, if applicable) effective on the date of such termination. In the event of any other termination of employment within two (2) years after a Change of Control that is not described herein, the terms of the Award Agreement shall apply.

(ii) To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i) (including, for the avoidance of doubt, by reason of a Participant’s termination of employment in connection with the Change of Control), then immediately prior to the date of the Change of Control, unless the Administrator otherwise determines (and subject to terms of the applicable Award Agreement):

(A) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Administrator, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a payment (in cash and/or property) equal to the excess of the Change of Control Price (as defined below) of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award; provided, however, that all Options and SARs that have a purchase or grant price that is equal to or greater than the Change of Control Price shall be cancelled for no consideration;

(B) Restricted Stock and Restricted Stock Units (that are not Performance Awards) that are not then vested shall vest in full;

(C) All Performance Shares, Performance Units, and Cash Incentive Awards for which the performance period has expired shall be paid based on actual performance (and assuming all employment or other requirements had been met in full); and all Performance Shares, Performance Units, and Cash Incentive Awards for which the performance period has not expired shall be cancelled in exchange for a payment (in cash and/or property) equal to the amount that would have been due under such Award(s), valued assuming that the target Performance Goals had been met at the time of such Change of Control, but prorated based on the number of full months in the performance period that have elapsed as of the date of the Change of Control;

(D) All Dividend Equivalent Units that are not vested shall vest (to the same extent as the Award granted in tandem with the Dividend Equivalent Unit, if applicable) and be paid; and

A2-12 Leslie’s, Inc.

(E) All other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash and/or property based on the value of the Award.

“Change of Control Price” shall mean the per share price paid or deemed paid in the Change of Control transaction, as determined by the Administrator. For purposes of this clause (ii), if the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the Change of Control Price.

(d) Application of Limits on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, in the event that the Company’s legal counsel determine that any payment, benefit, or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) to be subject to the tax imposed by Code Section 4999 (“Excise Tax”) but for this clause (d), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state, and local income taxes and the Excise Tax). In the event that the treatment in clause (ii) results in a greater after-tax benefit to the Participant, payments, or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided, that, if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

18. Miscellaneous.

(a) Other Terms and Conditions. The Administrator may provide in any Award Agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of this Plan, and the Administrator is not required to treat all Participants, or all Awards held by a single Participant, in the same manner. No provision in an Award Agreement shall limit the Administrator’s discretion hereunder, unless such provision specifically so provides for such limitation.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate, shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Proxy Statement and Annual Meeting Report 2026	A2-13

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six (6) months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan. Unless otherwise determined by the Administrator or otherwise provided in any Award Agreement, all fractional Shares that would otherwise be issuable under this Plan shall be canceled for no consideration.

(d) Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment, unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules, and regulations or the requirements of any national securities exchanges.

(f) Code Section 409A. Any Award granted under this Plan shall be provided or made in such manner and at such time as intended to either make the Award exempt from, or comply with, the provisions of Code Section 409A, to avoid a plan failure described in Code Section 409(a)(1), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith. Notwithstanding anything to the contrary in the foregoing, the Company provides no guarantee or warranty of such exemption or compliance and shall not have any liability to any Participant for any failure to effect such exemption or compliance.

(g) Governing Law; Venue. This Plan, and all Award Agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award, or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award, or any Award Agreement, may only be brought and determined in (i) a court sitting in the State of Delaware, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(h) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award, or any Award Agreement must be brought within one (1) year (three hundred sixty- five (365) days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

A2-14 Leslie’s, Inc.

(j) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any Award Agreement, or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(k) Corporate Transactions. Nothing in this Plan shall be construed to limit the right of the Company to assume or cancel any awards made by any Person in connection with the acquisition by purchase, lease, merger, consolidation, or otherwise, of the business, stock or assets of such Person.

*  *  *

Proxy Statement and Annual Meeting Report 2026	A2-15

2005 East Indian School Road

Phoenix, Arizona 85016

www.lesliespools.com

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Leslie’s, Inc. Annual Meeting of Shareholders For Shareholders of record as of January 28, 2026 Tuesday, March 24, 2026 12:00 PM, Eastern Time Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/LESL for information. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 12:00 PM, Eastern Time, March 24, 2026. Internet: www.proxypush.com/LESL Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-286-3497 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided This proxy is being solicited on behalf of the Board of Directors THE UNDERSIGNED HEREBY APPOINTS JASON MCDONELL AND BENJAMIN LINDQUIST, AND EACH OF THEM, AS PROXIES AND ATTORNEYS-IN-FACT FOR THE UNDERSIGNED, WITH FULL POWER TO ACT WITHOUT THE OTHER AND WITH FULL POWER OF SUBSTITUTION, TO ACT AND TO VOTE ALL SHARES OF COMMON STOCK OF LESLIE’S, INC. HELD OF RECORD OR IN AN APPLICABLE PLAN BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON JANUARY 28, 2026, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 12:00 P.M., EASTERN TIME, ON TUESDAY, MARCH 24, 2026, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE AND FOR THE ELECTION OF A SUBTITUTE NOMINEE TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE). THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: THE ANNUAL REPORT, NOTICE AND PROXY STATEMENT ARE AVAILABLE AT: WWW.PROXYDOCS.COM/LESL You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5. Leslie’s, Inc. Annual Meeting of Shareholders PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of three Class lI director nominees and one Class lll director nominee: FOR WITHHOLD FOR * Class Il Nominees: 1.01 Seth Estep 1.02 Lorna Nagler 1.03 John Strain FOR FOR FOR * Class lll Nominee: 1.04 John Hartmann FOR FOR FOR FOR 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2026. 3. Non-binding, advisory vote to approve named executive officer compensation. 4. Approval of amendments to the Certificate of Incorporation of Leslie’s, Inc. to remove and replace supermajority voting requirements. 5. Approval of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan. * Also includes authorization to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. FOR AGAINST ABSTAIN Check here if you would like to attend the meeting online. You must register to attend the meeting online and/or participate at www.proxydocs.com/LESL Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date